Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-253421

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated October 26, 2021. GS Finance Corp. $ BlackRock® Dynamic Factor Index-Linked Notes due guaranteed by The Goldman Sachs Group, Inc.

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date (expected to be May 27, 2027) is based on the performance of the BlackRock® Dynamic Factor Index as measured from the trade date (expected to be November 23, 2021) to and including the determination date (expected to be May 24, 2027). The index measures the extent to which the performance of the combination of an equity ETF basket composed of up to five equity ETFs, a fixed income ETF basket composed of up to three fixed income ETFs and a cash constituent (together with the ETFs, the underlying assets) outperforms the sum of the return on 3-month USD LIBOR plus an additional 0.65% per annum fee (accruing daily). The weights of the ETFs within the equity ETF basket are determined based on three common economic measures (factors) – “economic regime”, “value” and “momentum”, while the weights of the ETFs within the fixed income ETF basket are determined based on how medium-term interest rates are trending. The relative weights of the equity ETF basket, the fixed income ETF basket and the cash constituent that compose the index are determined based on measures of volatility using the past returns of the ETFs (i.e., the degree of variation in past returns given the various weightings of these components). The equity ETF basket rebalances monthly and the fixed income ETF basket rebalances on each index business day.  Allocations of the index among the equity ETF basket, the fixed income ETF basket and the cash constituent are determined on each index business day with a goal of limiting volatility (i.e., the degree of variation in the past returns) to no more than 5%.

As a result of such allocations, the index may include limited exposure to the ETFs and may allocate a significant portion of its exposure to the cash constituent, the return on which will be less than the sum of the return on 3-month USD LIBOR plus 0.65% per annum.  In the recent past, a very significant portion (up to 85.5%) of the index has been allocated to the cash constituent. The greater the percentage of the index allocated to the cash constituent, the higher the return that will be required on the ETFs in order to have a return on your investment.

This is only a brief summary of the index to which your notes are linked, and due to the complexity and features of the index, you should not invest in this product without reading the full disclosure herein to better understand the index, the notes and the associated risks.

The return on your notes will equal at least 1 (set on the trade date) times the index return, if the final index level on the determination date is greater than the initial index level (set on the trade date). The index return will be the percentage increase or decrease in the final index level from the initial index level. If the final index level is equal to or less than the initial index level, you will receive 100% of the face amount of your notes. Because the index measures the performance of the selected underlying assets less the sum of the return on 3-month USD LIBOR plus 0.65% per annum (accruing daily), on any day such underlying assets must outperform the return on 3-month USD LIBOR plus 0.65% per annum for the index level to increase. LIBOR is being modified, see page PS-21.

At maturity, for each $1,000 face amount of your notes you will receive an amount in cash equal to:

●

if the index return is positive (the final index level is greater than the initial index level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the participation rate of at least 1 (set on the trade date) times (c) the index return; or

●	if the index return is zero or negative (the final index level is equal to or less than the initial index level), $1,000.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-11.

The estimated value of your notes at the time the terms of your notes are set on the trade date is expected to be between $885 and $925 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	expected to be November 29, 2021	Original issue price:	100% of the face amount*
Underwriting discount:	% of the face amount*	Net proceeds to the issuer:	% of the face amount

* The original issue price will be      % for certain investors; see “Supplemental Plan of Distribution; Conflicts of Interest” on page PS-59.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Pricing Supplement No.            dated            , 2021.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is expected to be between $885 and $925 per $1,000 face amount, which is less than the original issue price. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $     per $1,000 face amount).

Prior to              , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through                ). On and after                , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below, does not set forth all the terms of your notes and therefore should be read in conjunction with such documents:

●October 2021 BlackRock® Dynamic Factor index supplement addendum dated October 22, 2021

●BlackRock® Dynamic Factor index supplement no. 21 dated October 22, 2021

●Prospectus supplement dated March 22, 2021

●Prospectus dated March 22, 2021

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The notes will be issued in book-entry form and represented by master note no. 3, dated March 22, 2021.

The following is a list of the underlying assets for the index, including the related asset classes, asset class minimum and maximum weights and underlying asset minimum and maximum weights within the asset class. The index is more fully described beginning on page PS-23 herein.

ASSET CLASS	ASSET CLASS MINIMUM WEIGHT	ASSET CLASS MAXIMUM WEIGHT	UNDERLYING ASSET*	TICKER	UNDERLYING ASSET MINIMUM WEIGHT (WITHIN ASSET CLASS)	UNDERLYING ASSET MAXIMUM WEIGHT (WITHIN ASSET CLASS)
Equities	0%	100%	iShares® MSCI USA Momentum Factor ETF	MTUM	0%	60%
			iShares® MSCI USA Size Factor ETF	SIZE	0%	60%
			iShares® MSCI USA Quality Factor ETF	QUAL	0%	60%
			iShares® MSCI USA Value Factor ETF	VLUE	0%	60%
			iShares® MSCI USA Min Vol Factor ETF	USMV	0%	60%
Fixed Income	0%	100%	iShares® 1-3 Year Treasury Bond ETF	SHY	0%	50%
			iShares® 7-10 Year Treasury Bond ETF	IEF	50%	50%
			iShares® 20+ Year Treasury Bond ETF	TLT	0%	50%
Cash Equivalent	0%	100%**	Cash Constituent	N/A	0%	100%**

* The value of a share of an ETF may reflect transaction costs and fees incurred or imposed by the investment advisor of the ETF as well as the costs to the ETF to buy and sell its assets. These costs and fees are not included in the calculation of the index underlying the ETF. For more fee information relating to an ETF, see “The Underlying Assets” in the accompanying index supplement.

** The index may allocate a significant portion of its exposure to the cash constituent.  In the recent past, a very significant portion (up to 85.5%) of the index has been allocated to the cash constituent.

Terms AND CONDITIONS

CUSIP / ISIN: 40057JW85 / US40057JW858

Company (Issuer):  GS Finance Corp.

Guarantor:  The Goldman Sachs Group, Inc.

Index: BlackRock® Dynamic Factor Index (current Bloomberg symbol: “IBLDDF5E Index”), or any successor index, as it may be modified, replaced or adjusted from time to time as provided herein

Face amount: $                in the aggregate on the original issue date; the aggregate face amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the trade date.

Authorized denominations: $1,000 or any integral multiple of $1,000 in excess thereof

Principal amount:  On the stated maturity date, the company will pay, for each $1,000 of the outstanding face amount, an amount in cash equal to the cash settlement amount.

Cash settlement amount:

●	if the index return is positive, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the upside participation rate times (c) the index return; or
●	if the index return is zero or negative, $1,000.

Initial index level (set on the trade date):

Final index level: the closing level of the index on the determination date, subject to adjustment as provided in “— Consequences of a non-trading day” and “— Discontinuance or modification of the index” below

Index return: the quotient of (i) the final index level minus the initial index level divided by (ii) the initial index level, expressed as a percentage

Upside participation rate (set on the trade date): at least 100%

Trade date: expected to be November 23, 2021

Original issue date (set on the trade date): expected to be November 29, 2021

Determination date (set on the trade date): expected to be May 24, 2027, unless the calculation agent determines that such day is not a trading day. In that event, the determination date will be the first following trading day. In no event, however, will the determination date be postponed to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date. If the determination date is postponed to the last possible day, but such day is not a trading day, that day will nevertheless be the determination date.

Stated maturity date (set on the trade date): expected to be May 27, 2027, unless that day is not a business day, in which case the stated maturity date will be the next following business day. If the determination date is postponed as described under “— Determination date” above, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the actual determination date.

Closing level of the index: the official closing level of the index or any successor index published by the index administrator on any trading day for the index

Level of the index: at any time on any trading day, the official level of the index or any successor index published by the index administrator at such time on such trading day

Business day: each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close

Trading day: a day on which the index is calculated and published by the index administrator. For the avoidance of doubt, if the index administrator determines that an index market disruption event occurs or is continuing on any day, such day will not be a trading day.

Index administrator: at any time, the person or entity, including any successor administrator, that determines and publishes the index as then in effect (current index administrator: BlackRock Index Services, LLC).

Successor index: any substitute index approved by the calculation agent as a successor index as provided under “— Discontinuance or modification of the index” below

Index ETFs: with respect to the index, at any time, the exchange traded funds that comprise the index as then in effect, after giving effect to any additions, deletions or substitutions.

Consequences of a non-trading day: If a day that would otherwise be the determination date is not a trading day, then the determination date will be postponed as described under “— Determination date” above.

If the calculation agent determines that the final index level is not available on the last possible determination date because of a non-trading day or for any other reason (other than as described under “— Discontinuance or modification of the index” below), then the calculation agent will nevertheless determine the level of the index based on its assessment, made in its sole discretion, of the level of the index on that day.

Discontinuance or modification of the index: If the index administrator discontinues publication of the index and the index administrator or anyone else publishes a substitute index that the calculation agent determines is comparable to the index, or if the calculation agent designates a substitute index, then the calculation agent will determine the cash settlement amount payable on the stated maturity date by reference to the substitute index. We refer to any substitute index approved by the calculation agent as a successor index.

If the calculation agent determines on the determination date that the publication of the index is discontinued and there is no successor index, the calculation agent will determine the amount payable on the stated maturity date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the index.

If the calculation agent determines that (i) the index or the method of calculating the index is changed at any time in any respect — including any addition, deletion or substitution and any reweighting or rebalancing of the index or the index ETFs and whether the change is made by the index administrator under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the index ETFs or its sponsor or is due to any other reason — and is not otherwise reflected in the level of the index by the index administrator pursuant to the then-current index methodology of the index or (ii) there has been a split or reverse split of the index, then the calculation agent will be permitted (but not required) to make such adjustments in the index or the method of its calculation as it believes are appropriate to ensure that the level of the index used to determine the cash settlement amount payable on the stated maturity date is equitable.

All determinations and adjustments to be made by the calculation agent with respect to the index may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Calculation agent: Goldman Sachs & Co. LLC (“GS&Co.”)

Default amount: If an event of default occurs and the maturity of this note is accelerated, the company will pay the default amount in respect of the principal of this note at the maturity, instead of the amount payable on the stated maturity date as described earlier. The default amount for this note on any day (except as provided in the last sentence under “— Default quotation period” below) will be an amount, in the specified currency for the face amount of this note, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of the company’s payment and other obligations with respect to this note as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to this note. That cost will equal:

●	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus
●	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of this note in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for this note, which is described below, the holder of the notes and/or the company may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default quotation period: The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

●	no quotation of the kind referred to above is obtained, or
●	every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of this note.

Qualified financial institutions: For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, or whose securities are, rated either:

●	A-1 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or
●	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Overdue principal rate: the effective Federal Funds rate

Defeasance: not applicable

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of your notes is accelerated, the company will pay the default amount in respect of the principal of your notes at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “Terms and Conditions” above.

For the purpose of determining whether the holders of our Series F medium-term notes, which include your notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of your notes as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series F medium-term notes, holders of specified percentages in principal amount of all Series F medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series F medium-term notes, including your notes, except with respect to certain Series F medium-term notes if the terms of such notes specify that the holders of specified percentages in principal amount of all of such notes must also consent to such action. This action may involve changing some of the terms that apply to the Series F medium-term notes or waiving some of our obligations under the indenture. In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority in principal amount of such affected debt securities. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification of the Debt Indentures and Waiver of Covenants”.

HYPOTHETICAL EXAMPLES

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical index levels on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant. The examples below are based on a range of index levels that are entirely hypothetical; no one can predict what the index level will be on any day throughout the life of your notes, and no one can predict what the final index level will be on the determination date. The index has been highly volatile in the past — meaning that the index level has changed considerably in relatively short periods — and its performance cannot be predicted for any future period. The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as the volatility of the index, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page PS-11 of this pricing supplement. The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Upside participation rate	100%
No non-trading day occurs on the originally scheduled determination date
No change in or affecting any of the underlying assets or the method by which the index administrator calculates the index
Notes purchased on original issue date at the face amount and held to the stated maturity date

Moreover, we have not yet set the initial index level that will serve as the baseline for determining the index return and the amount that we will pay on your notes at maturity. We will not do so until the trade date. As a result, the initial index level may differ substantially from the index level prior to the trade date. For these reasons, the actual performance of the index over the life of your notes, as well as the amount payable at maturity may bear little relation to the hypothetical examples shown below or to the historical index performance information or hypothetical performance data shown elsewhere in this pricing supplement. For information about the historical index performance levels and hypothetical performance data of the index during recent periods, see “The Index — Daily Closing Levels of the Index” on page PS-42. Before investing in the offered notes, you should consult publicly available information to determine the level of the index between the date of this pricing supplement and the date of your purchase of the offered notes.

Any rate of return you may earn on an investment in the notes may be lower than that which you could earn on a comparable investment in the index underlying assets.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the index ETFs. The levels in the left column of the table below represent hypothetical final index levels and are expressed as percentages of the initial index level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final index level, and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final index level and the assumptions noted above.

Hypothetical Final Index Level (as Percentage of Initial Index Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
200.000%	200.000%
175.000%	175.000%
150.000%	150.000%
125.000%	125.000%
100.000%	100.000%
75.000%	100.000%
50.000%	100.000%
25.000%	100.000%
0.000%	100.000%

If, for example, the final index level were determined to be 25.000% of the initial index level, the cash settlement amount that we would deliver on your notes at maturity would be 100.000% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date and held them to the stated maturity date, you would receive no return on your investment. The following chart also shows a graphical illustration of the hypothetical cash settlement amounts (expressed as a percentage of the face amount of your notes) that we would pay on your notes on the stated maturity date, if the final index level were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final index level of less than 100.000% (the section left of the 100.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of 100.000% of the face amount of your notes.

The cash settlement amounts shown above are entirely hypothetical; they are based on closing levels of the index that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page PS-12.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual final index level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the index level and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive at maturity and the rate of return on the offered notes will depend on the actual initial index level and upside participation rate, which we will set on the trade date, and the actual final index level as determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes on the stated maturity date may be very different from the information reflected in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying index supplement, the accompanying prospectus supplement and the accompanying prospectus. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying index supplement, the accompanying prospectus supplement and the accompanying prospectus. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in any underlying asset or the assets held by any ETF or in notes that bear interest at the notional interest rate. You should carefully consider whether the offered notes are appropriate given your particular circumstances.

Although we have classified the risks described below into two categories (risk overview and risks related to the index), and the accompanying index supplement includes a third category of risks (risks related to the ETFs), the order and document in which any category of risks appears is not intended to signify any decreasing (or increasing) materiality of these risks. You should read all of the risks described below and in the accompanying index supplement, the accompanying prospectus supplement and the accompanying prospectus.

Risk Overview

Risks Related to Structure, Valuation and Secondary Market Sales

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”, after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under "Estimated Value of Your Notes") will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes. In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below. The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes. In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above). Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have an Active Trading Market” below.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the notes will be based on the performance of the index, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” on page 68 of the accompanying prospectus.

You May Receive Only the Face Amount of Your Notes at Maturity

If the index return is zero or negative on the determination date, the return on your notes will be limited to the face amount. Even if the amount paid on your notes at maturity exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a note with the same stated maturity that bears interest at the prevailing market rate.

The Amount Payable on Your Notes Is Not Linked to the Level of the Index at Any Time Other than the Determination Date

The final index level will be based on the closing level of the index on the determination date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the closing level of the index dropped precipitously on the determination date, the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked to the closing level of the index prior to such drop in the level of the index. Although the actual level of the index on the stated maturity date or at other times during the life of your notes may be higher than the final index level, you will not benefit from the closing level of the index at any time other than on the determination date.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable on your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

●	the level of the index, including the initial index level;
●

the volatility — i.e., the frequency and magnitude of changes — in the level of the index (even though the index attempts to limit volatility with daily rebalancing), the underlying assets and the assets that comprise the ETFs;

●	the market prices of the ETFs;
●	3-month USD LIBOR;
●

economic, financial, regulatory, political, military, public health and other events that affect markets generally and the assets held by the ETFs, and which may affect the closing levels of the index;

●	interest rates and yield rates in the market;
●	the time remaining until your notes mature; and
●

our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc., or changes in other credit measures.

Without limiting the foregoing, the market value of your notes may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in notes with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors, and many other factors, will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes before maturity, you may receive less than the face amount of your notes.

You cannot predict the future performance of the index based on its historical performance or on any hypothetical performance data. The actual performance of the index over the life of the notes, as well as the cash settlement amount payable on the stated maturity date, may bear little or no relation to the historical index performance information, hypothetical performance data or hypothetical return examples shown elsewhere in this pricing supplement.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The cash settlement amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

You Have No Shareholder Rights or Rights to Receive Any Shares or Units of Any ETF, or Any Assets Held by Any ETF or the Cash Constituent

Investing in the notes will not make you a holder of any shares or units of any ETF or any asset held by any ETF or the cash constituent. Investing in the notes will not cause you to have any voting rights, any rights to receive dividends or other distributions or any other rights with respect to any ETF, the assets held by any ETF or the cash constituent. Your notes will be paid in cash, and you will have no rights to receive delivery of any shares or units of any ETF or the assets held by any ETF.

The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount You Receive at Maturity

As of the date of this pricing supplement, we have appointed GS&Co. as the calculation agent. As calculation agent, GS&Co. will make all determinations and calculations relating to any amount payable on the note, which includes determinations regarding: the initial index level; the final index level on the determination date, which we will use to determine the amount we must pay on the stated maturity date; whether to postpone the determination date because of a non-trading day; the determination date; the stated maturity date; business days; trading days and the default amount. The calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of the index. See “Terms and Conditions — Discontinuance or modification of the index” above. The exercise of this discretion by GS&Co. could adversely affect the value of your notes and may present GS&Co. with a conflict of interest. We may change the calculation agent at any time without notice and GS&Co. may resign as calculation agent at any time upon 60 days’ written notice to GS Finance Corp.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

The Calculation Agent Can Postpone the Determination Date if a Non-Trading Day Occurs

If the calculation agent determines that, on a day that would otherwise be the determination date, such day is not a trading day for the index, the determination date will be postponed until the first following trading day, subject to limitation on postponement as described under “Terms and Conditions — Determination date” on page PS-4. If the determination date is postponed to the last possible day and such day is not a trading day, that day will nevertheless be the determination date. In such a case, the calculation agent will determine the final index level based on the procedures described under “Terms and Conditions — Consequences of a non-trading day” above.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

Risks Related to Conflicts of Interest

Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

Goldman Sachs has hedged or expects to hedge our obligations under the notes by purchasing listed or over-the-counter options, futures and/or other instruments linked to the index and the eligible underlying assets. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the index, the eligible underlying assets, 3-month USD LIBOR or assets held by the eligible ETFs, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date for your notes. Alternatively, Goldman Sachs may hedge all or part of our obligations under the notes with unaffiliated distributors of the notes which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to the index, the eligible underlying assets, 3-month USD LIBOR or assets held by the eligible ETFs.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of Goldman Sachs to the notes including any interest in the notes that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the notes.

Any of these hedging or other activities may adversely affect the levels of the index — directly or indirectly by affecting the price of the eligible underlying assets — and therefore the market value of your notes and the amount we will pay on your notes, if any, at maturity. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns on hedging or other activities while the value of your notes declines. In addition, if the distributor from which you purchase notes is to conduct hedging activities in connection with the notes, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender. In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets. Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your notes, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the notes. Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your notes, or similar or linked to the index or the eligible underlying assets. Investors in the notes should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the notes for liquidity, research coverage or otherwise.

Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes

Goldman Sachs actively makes markets in and trades financial instruments for its own account (primarily as a market maker) and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. Goldman Sachs’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which Goldman Sachs takes positions, or expects to take positions, include securities and instruments of the index or the eligible underlying assets, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated. Market making is an activity where Goldman Sachs buys and sells on behalf of customers, or for its own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. As a result, you should expect that Goldman Sachs will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the notes.

If Goldman Sachs becomes a holder of any eligible underlying asset in its capacity as a market-maker or otherwise, any actions that it takes in its capacity as securityholder, including voting or provision of consents, will not necessarily be aligned with, and may be inconsistent with, the interests of investors in the notes.

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

Goldman Sachs and its personnel, including its sales and trading, investment research and investment management personnel, regularly make investment recommendations, provide market color or trading ideas, or publish or express independent views in respect of a wide range of markets, issuers, securities and instruments. They regularly implement, or recommend to clients that they implement, various investment strategies relating to these markets, issuers, securities and instruments. These strategies include, for example, buying or selling credit protection against a default or other event involving an issuer or financial instrument. Any of these recommendations and views may be negative with respect to the index or the eligible underlying assets or other securities or instruments similar to or linked to the foregoing or result in trading strategies that have a negative impact on the market for any such securities or instruments, particularly in illiquid markets. In addition, you should expect that personnel in the trading and investing businesses of Goldman Sachs will have or develop independent views of the index or the eligible underlying assets, the relevant industry or other market trends, which may not be aligned with the views and objectives of investors in the notes.

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Index or the Eligible ETFs or Other Entities That Are Involved in the Transaction

Goldman Sachs regularly provides financial advisory, investment advisory and transactional services to a substantial and diversified client base, and you should assume that Goldman Sachs will, at present or in the future, provide such services or otherwise engage in transactions with, among others, the sponsors of the index or the eligible ETFs, or transact in securities or instruments or with parties that are directly or indirectly related to the foregoing. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. You should expect that Goldman Sachs, in providing such services, engaging in such transactions, or acting for its own account, may take actions that have direct or indirect effects on the index or the eligible ETFs, as applicable, and that such actions could be adverse to the interests of investors in the notes. In addition, in connection with these activities, certain Goldman Sachs personnel may have access to confidential material non-public information about these parties that would not be disclosed to Goldman Sachs employees that were not working on such transactions as Goldman Sachs has established internal information barriers that are designed to preserve the confidentiality of non-public information. Therefore, any such confidential material non-public information would not be shared with Goldman Sachs employees involved in structuring, selling or making markets in the notes or with investors in the notes. In this offering, as well as in all other circumstances in which Goldman Sachs receives any fees or other compensation in any form relating to services provided to or transactions with any other party, no accounting, offset or payment in respect of the notes will be required or made; Goldman Sachs will be entitled to retain all such fees and other amounts, and no fees or other compensation payable by any party or indirectly by holders of the notes will be reduced by reason of receipt by Goldman Sachs of any such other fees or other amounts.

The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

A completed offering may reduce Goldman Sachs’ existing exposure to the index or the eligible underlying assets, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated, including exposure gained through hedging transactions in anticipation of this offering. An offering of notes will effectively transfer a portion of Goldman Sachs’ exposure (and indirectly transfer the exposure of Goldman Sachs’ hedging or other counterparties) to investors in the notes.

The terms of the offering (including the selection of the index or the eligible underlying assets, and the establishment of other transaction terms) may have been selected in order to serve the investment or other objectives of Goldman Sachs or another client or counterparty of Goldman Sachs. In such a case, Goldman Sachs would typically receive the input of other parties that are involved in or otherwise have an interest in the offering, transactions hedged by the offering, or related transactions. The incentives of these other parties would normally differ from and in many cases be contrary to those of investors in the notes.

Other Investors in the Notes May Not Have the Same Interests as You

Other investors in the notes are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as securityholders or in making requests or recommendations to Goldman Sachs as to the establishment of other transaction terms. The interests of other investors may, in some circumstances, be adverse to your interests. For example, certain investors may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your notes, the index or the eligible underlying assets or other similar securities, which may adversely impact the market for or value of your notes.

Risks Related to Tax

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” in the accompanying index supplement.

Your Notes Will Be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Instruments for U.S. Federal Income Tax Purposes

The notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale, exchange or maturity of the notes will be taxed as ordinary interest income. If you are a secondary purchaser of the notes, the tax consequences to you may be different. Please see “Supplemental Discussion of U.S. Federal Income Tax Consequences” below for a more detailed discussion. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

Risks Related to the Index

The Index Measures the Performance of the Underlying Assets Less the Sum of the Return on the Notional Interest Rate Plus 0.65% Per Annum (Accruing Daily)

Your notes are linked to the index. The index measures the performance of the underlying assets included in the index plus, with respect to ETFs included in the index, dividends paid on such ETFs, less the sum of the return on the notional interest rate plus 0.65% per annum (accruing daily). Increases in the level of the notional interest rate may offset in whole or in part increases in the levels of the underlying assets. As a result, any return on the index may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your notes. Generally speaking, on any day the index underlying assets must produce positive returns at least as great as the sum of the return on the notional interest rate plus 0.65% per annum (accruing daily) before the index will have a positive return. Furthermore, the greater the percentage of the index allocated to the cash constituent, the higher the return that will be required on the ETFs in order to have a return on your investment.  In the recent past, a very significant portion (up to 85.5%) of the index has been allocated to the cash constituent.

The Index May Be Significantly Uninvested in Underlying Assets That May Have Higher Returns

The index seeks to limit volatility in two stages: first by reallocating weight from the equity ETF basket to the fixed income ETF basket to the extent the volatility of the equity ETF basket exceeds 5%, then from a four-asset portfolio (consisting of the equity ETF basket and the three fixed income ETFs) to the cash constituent to the extent the volatility of such four-asset portfolio exceeds 5%.  As a result, following periods of volatility in the equity ETFs, the index is more likely to be significantly invested in the fixed income ETFs or the cash constituent.  Furthermore, to the extent that the fixed income ETFs exhibit higher volatilities, or are highly correlated with the equity ETF basket, the index may be significantly invested

in the cash constituent.   However, the returns of underlying assets with generally lower volatility (i.e., the fixed income ETFs and the cash constituent) may be significantly lower than the returns of the equity ETF basket (or, in the case that the index is invested in the cash constituent, the returns on the cash constituent may be lower than the returns on the fixed income ETFs).  By seeking to achieve a volatility target of 5%, the index may underperform an alternative strategy that seeks to maintain a higher volatility target or an alternative strategy that is unconstrained by volatility limits.

The index’s 5% volatility target may result in a significant portion of the index’s exposure being allocated to fixed income ETFs or the cash constituent. The 5% volatility target represents an intended trade-off, in which some potential upside opportunity is given up in exchange for attempting to limit downside exposure in volatile markets. However, because the notes provide for the repayment of principal at maturity, the incremental benefit to holders of the notes from the index’s 5% volatility target may be limited. In other words, the notes themselves limit exposure to decreases in the level of the index by providing for cash settlement amount that will be no less than the face amount of the notes. Due to this feature of the notes, the index’s 5% volatility target, which attempts to reduce downside exposure to the higher risk ETFs, may not be as beneficial as it otherwise may be (including, for example, when used with notes that provide for a cash settlement amount that could be less than the face amount) and the cost of the index’s 5% volatility target, which is reflected in part in the above referenced trade-off, may not be desirable to you.

Furthermore, the first stage of the volatility control procedures does not take the volatility contribution of the fixed income ETFs into account.  The actual volatility of a combined basket of equity ETFs and fixed income ETFs based on the first stage of the volatility control process would likely exceed 5%.  As a result, although allocations to the cash constituent only occur in the second stage of the volatility control procedures, such allocations to the cash constituent may be significant, particularly in times of increased market volatility.  In the recent past, a very significant portion (up to 85.5%) of the index has been allocated to the cash constituent.

The Index May Not Achieve its Volatility Target

No assurance can be given that the index will achieve its volatility target of 5%.  As described under “The Index May Be Significantly Uninvested in Underlying Assets That May Have Higher Returns” above, the index seeks to limit volatility in two stages.  In each case, however, the allocations are based on backward-looking historical measures of exponentially weighted moving volatilities that give greater consideration to more recent volatility data.  There is no assurance that the future realized volatility of the equity ETF basket or the four-asset portfolio will exhibit similar levels of volatility as they have historically, or that recent historical volatility levels are a better predictor of future volatility than would be the case using a longer historical period.  Furthermore, even if the volatility levels of the ETFs underlying the equity ETF basket or the four-asset portfolio continue to exhibit the same levels of volatility, the equity ETF basket or the four-asset portfolio may exhibit overall greater volatility if the correlations among the ETFs (equity and fixed income) increase.   As a result of these and other factors, the actual realized volatility of the index may be greater or less than 5%, which may negatively impact any return on the index and, as a result, the notes.

The Factor-Based Investment Methodology Used by the Index May Not Be Successful

The performance of the index will be influenced by the performance of the equity ETF basket.  The weights of the ETFs within the equity ETF basket are determined based on three common economic measures (factors) — “economic regime”, “value” and “momentum”, while the weights of the ETF within the fixed income ETF basket are determined based on how medium-term interest rates are trending.  Weights within the equity ETF basket are largely determined by an equity ETF’s alpha values with respect to the factors.  Although the alpha value calculation is different for each of the factors, a relatively higher alpha value for an equity ETF indicates that such equity ETF’s performance is expected to exhibit greater positive sensitivity to an indicated factor as compared to other of the equity ETFs based on the index’s factor-based investment strategy.  No assurance can be given that the factor-based investment methodology on which the index is based will be successful or that the index will outperform any alternative methodology (whether or not using a factor-based methodology) that might be employed in respect of the underlying assets.  The equity ETFs also use factor strategies to select their constituent stocks which are separate from the factors used by the index to weight the equity ETFs and which will not necessarily improve the ability of the index to track the factors it employs.

Your Investment in the Notes May Be Subject to Concentration Risks

Both the index and the equity ETFs attempt to follow factor-based investment strategies that may, in practice, favor a particular market sector or industry under certain conditions.  Such concentration risks may be compounded if the same factor that causes an equity ETF to be heavily concentrated in a particular industry also causes the index to be more heavily weighted in that same equity ETF.  For example, if companies in a particular sector or industry experience unusually strong price momentum, such industry may be overrepresented in the iShares® MSCI USA Momentum Factor ETF, and may indirectly cause the iShares® MSCI USA Momentum Factor ETF to be more heavily weighted in the index.  Moreover, because the equity ETFs are not segregated by market sector or industry and the same component stocks may be represented in multiple equity ETFs, sector or industry concentrations may arise even if there is limited concentrations among the five equity ETFs.  As a result, your investment in the notes may be concentrated by sector or industry even though there are maximum weights for each underlying asset.

Because a single equity ETF can account for as much as 60% of the weight of the equity ETF basket, the index may include exposure to as few as two equity ETFs.  While the index is generally expected to include two fixed income ETFs in the fixed income ETF basket, there may be instances in which all three fixed income ETFs are represented when the fixed income ETF basket is reallocating between the short-term fixed income ETF and the long-term fixed income ETF, as described under “The Index — Fixed Income ETF Basket — Fixed Income ETF Basket Reallocations”.  Further, as a result of the volatility control procedures, a significant portion, or effectively all, of the exposure of the index could be allocated to the fixed income ETF basket or cash constituent during periods of high volatility.  In the recent past, a very significant portion (up to 85.5%) of the index has been allocated to the cash constituent.

Furthermore, the equity ETFs may exhibit greater concentration in a particular sector or industry than a typical market-capitalization weighted index.  While the indices underlying the iShares® MSCI USA Value Factor ETF and iShares® MSCI USA Quality Factor ETF seek to track the sector allocations of their market-capitalization weighted parent index, the indices underlying the other equity ETFs do not.  Each of the five equity ETFs seeks to track a corresponding factor-based index, each of which in turn selects its constituents from among the constituents of the same parent index: the MSCI USA Index.  While the MSCI USA Index includes over 600 constituent stocks, several of the equity ETFs have significantly fewer holdings as a result of the factor-based selection methodologies of their underlying indices.  Furthermore, the factor-based selection methodologies of the indices underlying the equity ETFs tend to lead to relatively high weight concentrations in their top ten constituent stocks, which may result in an equity ETF being disproportionately affected by the performance of a small number of stocks.  For example, more than 30% of each of the iShares® MSCI USA Momentum Factor ETF, iShares® MSCI USA Value Factor ETF and iShares® MSCI USA Quality Factor ETF is invested in just its top ten holdings.

Although your investment in the notes will not result in the ownership or other direct interest in the assets held by the ETFs, the return on your investment in the notes will be subject to certain risks similar to those associated with direct investments in the applicable market sector or industry represented by the relevant underlying assets.

You May Not Have Exposure to One or More of the Underlying Assets During the Term of the Notes

On any given index business day, the index may have exposure to only a limited subset of the nine underlying assets eligible for inclusion in the index (which could be as few as four underlying assets (i.e., as few as two equity ETFs and two fixed income ETFs with no allocation to the cash constituent; although it is theoretically possible that there would be no allocation to the fixed income ETF basket, it is practically unlikely due to the volatility constraint) and you may not have any exposure to some of the nine underlying assets eligible for inclusion in the index during the entire term of the notes. As a result, you should not expect the index to provide a balanced exposure to all of the underlying assets eligible for inclusion in the index. Further, the volatility constraints may limit your exposure to the equity ETFs and the fixed income ETFs during the term of the notes, as further described under “—The Index May Be Significantly Uninvested in Underlying Assets That May Have Higher Returns”.

Maximum Weights, Volatility Constraints and Other Index Features May Affect the Index’s Exposure to Underlying Assets

The process used to determine the equity ETF basket target weights includes a constraint that no equity ETF target weight can exceed 60%, which could limit the index’s exposure to an equity ETF that might otherwise be weighted at a higher level based on its alpha values alone.  However, a 60% weight limit to any single equity ETF could also result in equity ETF basket exposure to as few as two equity ETFs, with no exposure to the remaining three equity ETFs.  The index also seeks to limit volatility by reallocating weight to the fixed income ETF basket to the extent the volatility of the equity ETF basket exceeds 5%—which could limit the index’s exposure to the equity ETFs—then to the cash constituent to the extent the volatility of a four-asset portfolio (consisting of the equity ETF basket and the three fixed income ETFs) exceeds 5%—which could further limit exposure to both the equity ETFs and the fixed income ETFs.  Furthermore, the fixed income ETF basket will always be 50% allocated to the iShares® 7-10 Year Treasury Bond ETF, with the remaining 50% allocated to one of the other fixed income ETFs (other than during periods when a transition is effected between the iShares® 1-3 Year Treasury Bond ETF and the iShares® 20+ Year Treasury Bond ETF), and negative underlying asset weights are not permitted, which may further affect the weightings of underlying assets.  These constraints and features could lower your return versus an investment that was not limited as to weight or volatility or did not include such features.

The Index Weightings May Be Ratably Rebalanced into the Cash Constituent on Any or All Days During the Term of the Notes

The index has two daily volatility control features, one of which can result in a rebalancing between the ETFs (equity and fixed income) and the cash constituent. This has the effect of reducing the exposure of the index to the performance of the ETFs by rebalancing a portion of the exposure into the cash constituent to the extent that the historically realized volatility of a weighted four asset portfolio consisting of the equity ETF basket and the three fixed income ETFs exceeds the 5% volatility target, as described in greater detail under “The Index—Combined ETF Intermediate Index (Equity and Fixed Income) Rebalancing”.

There is no limit on the weight that the index may assign to the cash constituent. In the recent past, a very significant portion (up to 85.5%) of the index has been allocated to the cash constituent.

The Index and Some of the ETFs Have Limited Performance Histories and May Perform in Unexpected Ways

The index began publishing on October 31, 2019.  Furthermore, because a number of the equity ETFs did not exist prior to July 2013 (and the index methodology requires extended look-backs for various purposes), the index methodology requires certain missing historical data to be “backfilled” by assigning a value based on the earliest value in the applicable time series for which the required number of months of data beginning July 31, 2013 is available.  As a result, the index may perform in unexpected ways under new or different economic conditions.

The Index Has a Limited Operating History

The notes are linked to the performance of the index, which was launched on October 31, 2019. Because the index has no index level history prior to that date, limited historical index level information will be available for you to consider in making an independent investigation of the index performance, which may make it difficult for you to make an informed decision with respect to the notes.

The hypothetical performance data prior to the launch of the index on October 31, 2019 refers to simulated performance data created by applying the index's calculation methodology to historical prices or rates of the underlying assets that comprise the index. Such simulated hypothetical performance data has been produced by the retroactive application of a back-tested methodology. However, for the period from July 31, 2013 to January 31, 2019, the index administrator used cash flow from operations data (used to calculate the “cash flow from operations to price” signal) for potential constituent companies available from Refinitiv as of April 20, 2019, and, for the period from February 28, 2019 to May 31, 2019, available from Refinitiv as of June 20, 2019.  Similarly, for the period from July 31, 2013 to May 31, 2019, the index administrator used net income projections (used to calculate the “forward earnings yield” signal) available from Refinitiv as of June 20, 2019.  Such data may reflect revisions, restatements and updates through the date it was accessed on Refinitiv and, as a result, may differ from such data if it had been retrieved at each point in time during the period from July 31, 2013 to May 31, 2019 (which will be the basis for constructing the index going forward). As a result of these factors and the inherent limitations of backtesting, no future performance of the index can be predicted based on the simulated hypothetical performance data or the historical index performance information described herein.

The Index Administrator Relies on Data Provided By Third Parties Without Independent Verification

The index methodology relies on data (including certain accounting-based metrics and consensus analyst forecasts, such as cash flow from operations and mean annual earnings per share) provided by third-party sources, including commercial vendors, without independent verification.  For example, the index methodology uses a “forward earnings yield signal”, which requires the index administrator to gather analyst projections of forward earnings as provided though Refinitiv’s Institutional Brokers’ Estimate System.  The index administrator does not independently verify or review the accuracy or methods used to assemble such data, and similar data may differ among different third-party sources.  As a result, the data provided by third parties may not be accurate and could corrupt the index administrator’s calculation of the index level.

The Index Administrator Will Not Correct or Restate the Index for Errors in Many Cases

If incorrect or missing data, incorrect application of the index methodology, or incorrect calculation leads to an index error that is confirmed by the index administrator, the historical weights of the index constituents will not change, but the errors will be corrected on a going-forward basis (but historical data prior to the time that the error is corrected will not be adjusted, even if used in index calculations after the error is otherwise corrected). However, in the event the error results from the price of an ETF or interest rate value being incorrect and such error is detected within five (5) index business days of such error occurring, the index administrator, in consultation with certain subscriber constituents (which will not include holders of notes), will recalculate the index levels, provided that the quantities implied by the weights (prior to the error being corrected) of the index constituents will not be adjusted. If the error is detected beyond five (5) index business days after such error occurred, the prior values will not be restated.

    The Algorithm Used By the Index Administrator May Not Identify Globally Optimum Solutions

The optimization processes featured in the index (a risk-return optimization used to determine characteristic signal weights and tracking error minimization used to determine ETF target weights) cannot be directly solved by analytical methods; instead, the index administrator employs a computer algorithm (a “solver”) that seeks solutions to predefined optimization problems through an iterative trial-and-error process. If the index administrator used a different “solver”, the target weights of the index might be different.  References in the index description to mean-variance optimization, tracking error minimization and similar language should be understood to mean the highest factor “alpha” value exposure, or lowest tracking error, as applicable, that can be computed under the relevant constraints using the “solver” employed by the index administrator in administering the index algorithm. There is no guarantee that the “solver” employed by the index administrator will identify a globally optimum solution (i.e., a solution that can be demonstrated to be the optimum using analytical methods), and it is possible that there exists a better solution than the one identified by the “solver”.

Certain Values Used to Calculate Factor “Alphas” Should Not Be Interpreted as a Measure of the Absolute or Relative Ability of the Factors to Explain or Predict Equity ETF Returns of Any Type

For each factor, the index methodology calculates an “alpha” for each equity ETF equal to the product of (i) such equity ETF’s “cross-sectional score” (as determined by the index methodology applied with respect to the relevant factor) times (ii) such equity ETF’s volatility (as determined using the index methodology) times (ii) a fixed value of 0.1.  Although the alpha value calculation is different for each of the factors, a relatively higher alpha value for an equity ETF indicates that such equity ETF’s performance is expected to exhibit greater positive sensitivity to the indicated factor as compared to other of the equity ETFs based on the index’s factor-based investment strategy.  For purposes of the index methodology, the value of “0.1” in the alpha calculation is used to resolve the risk-return optimization/trade-off described below under “The Index—Determining Characteristic Signal Weights” (i.e., a higher value would give relatively more weight to the “return” term compared to the “risk” term, and a lower value would have the reverse effect).  The value of “0.1” is an assumed value and is not based on any measure of a given factor’s effectiveness in explaining historical, or predicting future, returns of any type, and does not have any independent significance regarding the relative or absolute ability of a factor to predict returns.  Furthermore, because “cross-sectional scores” and volatility are the only two distinguishing factors considered in calculating alphas for an equity ETF, the index methodology implicitly assumes that the different factors will perform equally well in predicting returns, which may not be the case.  There is no guarantee that the formula the index uses to calculate factor “alphas” will accomplish what is intended and other “alpha” calculations implemented by administrators of other factor-based indices could produce very different results.

The Economic Regime Factor Signal May Not Be Successful and May Not Outperform any Alternative Strategies That Might Be Employed in Respect of the CFNAI

On a monthly basis, the index assigns each of the equity ETFs an economic regime score, which contributes to the ultimate weighting of the equity ETFs based on the then-current stage of the U.S. economic cycle (“contraction”, “expansion”, “recovery” or “slowdown”) and assumptions about how a particular equity ETF will perform in such an environment given such equity ETF’s underlying characteristics.  The index methodology relies on recession probabilities and growth acceleration/deceleration values determined by reference to the Chicago Fed National Activity Index (CFNAI) in order to identify the current stage of the U.S. economic cycle.  For example, the iShares® MSCI USA Momentum Factor ETF is assigned a value of -2 during periods of “contraction”, but a value of 1 during periods of “expansion”, while the iShares® MSCI USA Min Vol Factor ETF is assigned a value of 1 during periods of “contraction”, but a value of -1 during periods of “expansion”.  No assurance can be given that the inferred stage of the U.S. economic cycle will be reflective of the actual current stage of the U.S. economic cycle. Because the CFNAI is a backward-looking measure that reflects data from the preceding month, and because the index references the 3-month average of the CFNAI, such inferred U.S. economic cycle for purposes of the index may lag behind the actual U.S. economic cycle. In addition, no assurance can be given that the expected performance of an equity ETF during any U.S. economic cycle stage implicit in its economic regime score is accurate or appropriate.

The Index Uses CFNAI Data “As Released”, and Does Not Take Subsequent Revisions of the CFNAI Data Into Account

In calculating the CFNAI, the Federal Reserve Bank of Chicago uses 85 monthly indicators (“series”) of national economic activity drawn from four broad categories of data: (i) production and income, (ii) employment, unemployment and hours, (iii) personal consumption and housing, and (iv) sales, orders and inventories.  Although the CFNAI is revised with each monthly release by the Federal Reserve Bank of Chicago, the index does not take subsequent revisions following the initial release into account. For every release, there are two potential reasons for minor revisions to the CFNAI. First, the underlying monthly data are released with varying degrees of delay. As a result, the initial release includes projected monthly values for approximately one-third of the 85 series. In the following month’s release, when the missing data become available, correcting the projection error becomes a source of revision in the CFNAI value. Second, throughout the calendar year, the 85 monthly data series are systematically revised by the original reporting institutions. These revisions also alter the underlying monthly data. Finally, the weights assigned the 85 indicators are re-estimated each month so that changes in the weights will affect the history of the CFNAI.  Since such CFNAI data revisions are not considered by the index methodology, the performance of the index may be significantly different than would be the case if such revisions were taken into account in calculating the index.

The Index Does Not Use CFNAI Data in the Same Manner as Contemplated by the Staff of the Federal Reserve Bank of Chicago

The index methodology relies on recession probabilities and growth acceleration/deceleration values determined by reference to CFNAI in order to identify the current stage of the U.S. economic cycle. Because the CFNAI can be volatile, the index references the three-month moving average of the CFNAI (the CFNAI-MA3) to track economic expansions and contractions, since averaging reduces month-to-month volatility that could otherwise obscure long term trends. Whereas the recession probability component used by the index only takes the CFNAI-MA3 data thresholds into consideration, the published interpretative guidance by the staff of the Federal Reserve Bank of Chicago also considers whether the relevant thresholds have been breached following a period of economic expansion or contraction and the duration of such expansion/contraction.  Furthermore, the index methodology’s approach to determining growth acceleration/deceleration, although taking CFNAI data as a starting point, is not directly derived from any published guidance from the staff of the Federal Reserve Bank of Chicago.  As a result, the index methodology’s interpretation or application of CFNAI data should not be viewed as a product of, or endorsed by, the staff of the Federal Reserve Bank of Chicago.  In addition, no assurance can be given that the strategy employed by the index administrator will outperform any alternative strategies that might be employed in respect of the CFNAI data.

If the Level of the Index Changes, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the performance of the index. Changes in the level of the index may not result in a comparable change in the market value of your notes. Even if the level of the index increases above the initial index level during the life of the notes, the market value of your notes may not increase by the same amount. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” above.

Past Index Performance is No Guide to Future Performance

The actual performance of the index over the life of the notes, as well as the amount payable at maturity, may bear little relation to the historical index performance information, hypothetical performance data or hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the index.

The Lower Performance of One Underlying Asset May Offset an Increase in the Other Underlying Assets

Your notes are linked to the index, which periodically rebalances (monthly in the case of the equity ETF basket, and daily with respect to the fixed income ETF basket and the volatility control) among nine underlying assets. Declines in the level of one underlying asset may offset increases in the levels of the other underlying assets. As a result, any return on the index may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your notes at maturity.

Correlation of Performances Among the Underlying Assets May Reduce the Performance of the Index

Performances of the underlying assets may become highly correlated from time to time during the term of the notes, including, but not limited to, periods in which there is a substantial decline in a particular sector or asset type containing such correlated underlying assets. High correlation among underlying assets with a concentration in any one sector which has a substantial percentage weighting in the index during periods of negative returns could have an adverse effect on the level of the index.

The Policies of the Index Administrator and the BlackRock Index Services Governance Committee, and Changes That Affect the Index or the Underlying Assets, Could Affect the Amount Payable on Your Notes and Their Market Value

The policies of the index administrator and the BlackRock Index Services Governance Committee, as applicable, concerning the calculation of the level of the index, additions, deletions or substitutions of underlying assets and the manner in which changes affecting the underlying assets or, where applicable, their sponsors, such as stock dividends, reorganizations or mergers, are reflected in the level of the index could affect the level of the index and, therefore, the amount payable on your notes at maturity and the market value of your notes prior to maturity.

As further described under “The Index” in this pricing supplement, the BlackRock Index Services Governance Committee provides oversight on the calculation and dissemination of the index and ensures adherence to any policies, procedures and business practices relating to the activities of the index administrator. For example, one of its sub-committees oversees review of existing index methodologies and the application of the index administrator’s methodology change policy. Any approved methodology change to the index may have an adverse impact on the value of the index. The amount payable on your notes and their market value could also be affected if the index administrator or the BlackRock Index Services Governance Committee changes these policies or the methodology, for example, by changing the manner in which it calculates the level of the index or if the index administrator discontinues or suspends calculation or publication of the level of the index, in which case it may become difficult to determine the market value of your notes.

Interest Rate Benchmark Underlying the Cash Constituent May Be Discontinued

On July 27, 2017, the Chief Executive of the U.K. Financial Conduct Authority (FCA), which regulates the LIBOR administrator, announced that the FCA will no longer persuade or compel banks to submit rates for the calculation of LIBOR (which includes the 3-month USD LIBOR rate) after 2021. On March 5, 2021, the ICE Benchmark Administration Limited (IBA), which is supervised by the UK Financial Conduct Authority, announced that it will cease publication of the 3-month USD LIBOR rate after June 30, 2023. There is no assurance that LIBOR will continue to be published until any particular date, and it appears highly likely that the 3-month USD LIBOR rate will be discontinued or modified after June 30, 2023. It is not possible to predict the effect that these announcements or any such discontinuance or modification will have on the 3-month USD LIBOR rate, the index or your notes.

In accordance with the index methodology, if the index administrator determines that 3-month USD LIBOR has been discontinued and that there is an industry accepted successor rate, then the index administrator will present such industry accepted successor rate to the BlackRock Index Services Governance Committee for approval and use going forward. Should the successor rate not have equivalent economic value to 3-month USD LIBOR, the index administrator would then make an adjustment for such rate used to achieve equivalent value to 3-month USD LIBOR, provided that if the index administrator determines that there is an industry accepted adjustment, the index administrator will present this to the BlackRock Index Services Governance Committee for approval and use going forward. This could potentially result in a higher sum being deducted from the performance of the underlying assets in calculating the index.  See “The Index — General Index Overview” on page PS-23. As discussed above under “— The Index Measures the Performance of the Underlying Assets Less the Sum of the Return on 3-Month USD LIBOR Plus 0.65% Per Annum (Accruing Daily)”, changes in the level of the notional interest rate may offset changes in the levels of the underlying assets.  As a result, the discontinuance of 3-month USD LIBOR and the use of a successor rate may adversely affect the performance of the index and could reduce the amount payable in respect of your notes.

Regulation and Reform of “Benchmarks”, Including LIBOR and Other Types of Benchmarks, May Cause Such “Benchmarks” to Perform Differently Than In the Past, or to Disappear Entirely, or Have Other Consequences Which Cannot Be Predicted

LIBOR and other interest rate, equity, foreign exchange rate and other types of indices which are deemed to be “benchmarks” are the subject of recent national, international and other regulatory guidance and proposals for reform.

Some of these reforms are already effective while others are still to be implemented. These reforms may cause such “benchmarks” to perform differently than in the past, or to disappear entirely, or have other consequences which cannot be predicted. Any such consequence could have a material adverse effect on your notes.

Any of the international, national or other proposals for reform or the general increased regulatory scrutiny of “benchmarks” could increase the costs and risks of administering or otherwise participating in the setting of a “benchmark” and complying with any such regulations or requirements. Such factors may have the effect of discouraging market participants from continuing to administer or contribute to certain “benchmarks”, trigger changes in the rules or methodologies used in certain “benchmarks” or lead to the disappearance of certain “benchmarks”.  The disappearance of a “benchmark” or changes in the manner of administration of a “benchmark” could result in discretionary valuation by the index administrator or other consequence in relation to the index. Any such consequence could have a material adverse effect on the value of the index.

The Historical Levels of the Notional Interest Rate Are Not an Indication of the Future Levels of the Notional Interest Rate

In the past, the level of the notional interest rate has experienced significant fluctuations.  You should note that historical levels, fluctuations and trends of the notional interest rate are not necessarily indicative of future levels.  Any historical upward or downward trend in the notional interest rate is not an indication that the notional interest rate is more or less likely to increase or decrease at any time, and you should not take the historical levels of the notional interest rate as an indication of its future performance.

THE INDEX

The index and underlying asset descriptions below supplement, and should be read together with, the descriptions in the accompanying index supplement. For more details about each underlying asset, see “The Underlying Assets” in the accompanying index supplement.

General Index Overview

Below is a summary outline of certain features of the BlackRock® Dynamic Factor Index, described in greater detail in the subsections that follow.

The BlackRock® Dynamic Factor Index (the index) measures the extent to which the performance of the combination of an equity ETF basket composed of up to five equity ETFs, a fixed income ETF basket composed of up to three fixed income ETFs and a cash constituent (together with the ETFs, the underlying assets) outperforms the sum of the return on a notional interest rate (3-month USD LIBOR) plus 0.65% per annum (accruing daily).  LIBOR is being modified, see PS-21.  The weights of the ETFs within the equity ETF basket are determined based on three common economic measures (factors) — “economic regime”, “value” and “momentum”— and within the fixed income ETF basket are determined based on how medium-term interest rates are trending.  The relative weights of the equity ETF basket, the fixed income ETF basket and the cash constituent that compose the index are determined based on measures of volatility using the past returns of the ETFs (i.e., the degree of variation in past returns given the various weightings of these components).

The following is a summary of the index components:

•

An equity ETF basket with components that are weighted to provide exposure to three common economic measures (factors)—“economic regime”, “value” (which is composed of a “cash flow from operations to price” signal and a “forward earnings yield” signal) and “momentum”.  For purposes of calculating the index, a signal is a measurement of a specified economic measure that is used to determine the components of the equity and fixed income ETF baskets.  Each month, the allocation to the five equity ETFs in the equity ETF basket is rebalanced based primarily on the characteristics of each equity ETF as measured by each of the three common factors and the volatility of the returns of each equity ETF.  The five equity ETFs are as follows:

•	iShares® MSCI USA Momentum Factor ETF (MTUM) (effective August 17, 2020, the name of the ETF changed from the iShares® Edge MSCI USA Momentum Factor ETF to the iShares® MSCI USA Momentum Factor ETF);
•	iShares® MSCI USA Size Factor ETF (SIZE) (effective August 17, 2020, the name of the ETF changed from the iShares® Edge MSCI USA Size Factor ETF to the iShares® MSCI USA Size Factor ETF);
•	iShares® MSCI USA Quality Factor ETF (QUAL) (effective August 17, 2020, the name of the ETF changed from the iShares® Edge MSCI USA Quality Factor ETF to the iShares® MSCI USA Quality Factor ETF);
•	iShares® MSCI USA Value Factor ETF (VLUE) (effective August 17, 2020, the name of the ETF changed from the iShares® Edge MSCI USA Value Factor ETF to the iShares® MSCI USA Value Factor ETF); and

•	iShares® MSCI USA Min Vol Factor ETF (USMV) (effective August 17, 2020, the name of the ETF changed from the iShares® Edge MSCI Min Vol USA ETF to the iShares® MSCI USA Min Vol Factor ETF).
•

A fixed income ETF basket with components that are weighted based on a rates momentum signal which measures how medium-term interest rates are trending.  On each index business day, the allocation to the fixed income ETFs in the fixed income ETF basket is rebalanced, with 50% allocated to the iShares® 7-10 Year Treasury Bond ETF and the remaining 50% allocated to one of the other fixed income ETFs (other than during periods when a transition is being effected between the iShares® 1-3 Year Treasury Bond ETF and the iShares® 20+ Year Treasury Bond ETF).  The three fixed income ETFs are as follows:

o	iShares® 1-3 Year Treasury Bond ETF (SHY);
o	iShares® 7-10 Year Treasury Bond ETF (IEF); and
o	iShares® 20+ Year Treasury Bond ETF (TLT).
•

A cash constituent that reflects the notional returns accruing to a hypothetical investor from an investment in a notional money market account that accrues interest at 3-month USD LIBOR, calculated in accordance with the Act/360 day count convention (i.e., using the actual number of days in the relevant accrual period divided by 360).

Allocations of the index among the equity ETF basket, the fixed income ETF basket and the cash constituent are determined on each index business day according to the following volatility control procedures:

•

First, to the extent that the volatility (i.e., the degree of variation in the past returns) of the equity ETF basket exceeds the target volatility of 5%, the fixed income ETF basket is assigned a positive weight, and the weight of the equity ETF basket is reduced by the amount needed to achieve the 5% volatility target.

•

Second, to the extent that the historically realized volatility of a weighted four asset portfolio consisting of the equity ETF basket and the three fixed income ETFs exceeds the 5% volatility target, the index will make an allocation to the cash constituent, and the weights of the equity ETF basket and fixed income ETFs will be ratably reduced.

How the volatilities used to make allocations of the index among its components are calculated, including over what time periods historical data is employed and the method of calculation, is described in greater detail below.

For the purpose of the index:

•	an “underlying asset” is one of the ETFs or the cash constituent that is eligible for inclusion in the index on an index business day;
•	an “ETF” is one of the ETFs that is eligible for inclusion in the index on an index business day; and
•	an “index business day” is a day on which the New York Stock Exchange is open for regular trading.

BlackRock Index Services, LLC (“Index Services” or the “index administrator”), a subsidiary of BlackRock, Inc., designs, sponsors, calculates, administers and publishes the index.

Index Calculation

The base index level was set to 1,000 on the index inception date, October 31, 2019. On each index business day, the value of the index changes by reference to the performance of the total return index value net of the sum of the return on the notional interest rate in effect at that time plus 0.65% per annum (accruing daily). The total return index value on each index business day is calculated by reference to the weighted total return performance of the underlying assets included in the index (the equity ETF basket, the fixed income ETF basket and the cash constituent).

The underlying assets that compose the index as the result of the most recent daily index rebalancing may include a combination of ETFs and the cash constituent, or solely ETFs. The scaling applied to the equity ETF basket weights and the fixed income ETF basket weights to yield the relevant ETF daily weights plus the computation of the cash constituent daily weight are implemented in the final index weightings on a one index business day lag.  The index level for a given index business day will be computed and published after market close.

On any index business day, the index level will equal (i) (a) the index level on the immediately preceding index business day multiplied by (b) the return on the total return index on such index business day, reduced by (ii) the sum of (a) the prorated notional interest rate (compounded daily) and (b) 0.65% per annum (accruing daily). The return on the total return index for any such index business day will equal the weighted sum (based on weights computed after the close of business on the prior index business day) of:

•

(i) the quotients of (a) the closing price of each ETF plus gross cash dividends attributable to such ETF, in each case as of such index business day, divided by (b) the closing price of such ETF on the immediately preceding index business day, minus (ii) 1; and

•	the prorated return on the cash constituent.

The index then reduces the total return index by the sum of the prorated notional interest rate and the prorated 0.65% per annum.  The prorated notional interest rate and 0.65% per annum are each calculated on an Act/360 day count basis (i.e., using the actual number of days in the relevant accrual period divided by 360) from but excluding the immediately preceding index business day. The notional interest rate is reset on each index business day. Any cash dividend paid on an ETF is deemed to be reinvested in such ETF and subject to subsequent changes in the value of the ETF.

The value of the cash constituent reflects, on any day, the notional returns accruing to a hypothetical investor from an investment in a notional money market account that accrues interest at 3-month USD LIBOR.  The cash constituent will have a positive notional return if the notional interest rate is positive. Any interest accrued on the cash constituent is deemed to be reinvested on a daily basis in such cash constituent and subject to subsequent changes in the notional interest rate.

The contribution of any underlying asset to the performance of the index will depend on its weight and performance.  The effects of potential adjustment events are described under “— Market Disruption Events and Corporate Events” below.

If the index administrator determines that 3-month USD LIBOR has been discontinued and that there is an industry accepted successor rate, the index administrator will present such industry accepted successor rate to the BlackRock Index Services Governance Committee for approval and use going forward. Should the successor rate not have equivalent economic value to 3-Month USD LIBOR, the index administrator would then make an adjustment for such rate used to achieve equivalent value to 3-Month USD LIBOR, provided that if the index administrator determines that there is an industry accepted adjustment, the index administrator will present this to the BlackRock Index Services Governance Committee for approval and use going forward. This could potentially result in a higher sum being deducted from the performance of the underlying assets in calculating the index.

Universe of Potential Underlying Assets

Of the nine underlying assets eligible for inclusion in the index on a given index business day, eight are ETFs (the other is the cash constituent).  The eight ETFs consist of five equity ETFs and three fixed income ETFs.

The five equity ETFs that may be included in the equity ETF basket are as follows:

•

iShares® MSCI USA Momentum Factor ETF (MTUM) – MTUM seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of U.S. large- and mid-capitalization stocks exhibiting relatively higher price momentum, as measured by the MSCI USA Momentum SR Variant Index.

•

iShares® MSCI USA Size Factor ETF (SIZE) – SIZE seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of an index composed of U.S. large- and mid-capitalization stocks with relatively smaller average market capitalization, as measured by the MSCI USA Low Size Index.

•

iShares® MSCI USA Quality Factor ETF (QUAL) – QUAL seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of an index composed of U.S. large- and mid-capitalization stocks with quality characteristics as identified through certain fundamental metrics, as measured by the MSCI USA Sector Neutral Quality Index.

•

iShares® MSCI USA Value Factor ETF (VLUE) – VLUE seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of an index composed of U.S. large- and mid-capitalization stocks with value characteristics and relatively lower valuations, as measured by the MSCI USA Enhanced Value Index.

•

iShares® MSCI USA Min Vol Factor ETF (USMV) — USMV  seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of an index composed of U.S. equities that, in the aggregate, have lower volatility characteristics relative to the broader U.S. equity market, as measured by the MSCI USA Minimum Volatility (USD) Index.

The three fixed income ETFs that may be included in the fixed income ETF basket are as follows:

•

iShares® 1-3 Year Treasury Bond ETF (SHY) — SHY seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of public obligations of the U.S. Treasury that have a minimum term to maturity of between one and three years, as measured by the ICE U.S. Treasury 1-3 Year Bond Index.

•

iShares® 7-10 Year Treasury Bond ETF (IEF) — IEF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of public obligations of the U.S. Treasury that have a minimum term to maturity of between seven and ten years, as measured by the ICE U.S. Treasury 7-10 Year Bond Index.

•

iShares® 20+ Year Treasury Bond ETF (TLT) — TLT seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of public obligations of the U.S. Treasury that have a minimum term to maturity of greater than twenty years, as measured by the ICE U.S. Treasury 20+ Year Bond Index.

In addition to the above referenced ETFs, the underlying assets also include the cash constituent. The return on the cash constituent reflects the notional returns accruing to a hypothetical investor from an investment in a notional money market account that accrues interest at 3-month USD LIBOR.

All of the equity ETF and fixed income ETF information above is based on publicly available information.  For further description of each of the underlying assets, please see “The Underlying Assets” in the accompanying index supplement.

Minimum and Maximum Potential Weights

The maximum potential weight and minimum potential weight of each underlying asset within an asset class, and each asset class, on each index business day is listed below. The combined weight of the equity ETF basket and the fixed income ETF basket cannot exceed 100% (and the cash constituent cannot be negative).  Furthermore, no underlying asset weight may be less than 0%, and the cash constituent cannot exceed 100%.  The additional maximum and minimum weights listed below are a consequence of several additional index features: (i) the process used to determine the equity ETF basket target weights includes a constraint that no single equity ETF may have an equity ETF basket target weight in excess of 60% and (ii) the fixed income ETF basket will always be 50% allocated to the iShares® 7-10 Year Treasury Bond ETF, with the remaining 50% allocated to one of the other fixed income ETFs (other than during periods when a transition is effected between the iShares® 1-3 Year Treasury Bond ETF and the iShares® 20+ Year Treasury Bond ETF).

ASSET CLASS	ASSET CLASS MINIMUM WEIGHT	ASSET CLASS MAXIMUM WEIGHT	UNDERLYING ASSET*	TICKER	UNDERLYING ASSET MINIMUM WEIGHT (WITHIN ASSET CLASS)	UNDERLYING ASSET MAXIMUM WEIGHT (WITHIN ASSET CLASS)
Equities	0%	100%	iShares® MSCI USA Momentum Factor ETF	MTUM	0%	60%
			iShares® MSCI USA Size Factor ETF	SIZE	0%	60%
			iShares® MSCI USA Quality Factor ETF	QUAL	0%	60%
			iShares® MSCI USA Value Factor ETF	VLUE	0%	60%
			iShares® MSCI USA Min Vol Factor ETF	USMV	0%	60%
Fixed Income	0%	100%	iShares® 1-3 Year Treasury Bond ETF	SHY	0%	50%
			iShares® 7-10 Year Treasury Bond ETF	IEF	50%	50%
			iShares® 20+ Year Treasury Bond ETF	TLT	0%	50%
Cash Equivalent	0%	100%**	Cash Constituent	N/A	0%	100%**

* The value of a share of an ETF may reflect transaction costs and fees incurred or imposed by the investment advisor of the ETF as well as the costs to the ETF to buy and sell its assets. These costs and fees are not included in the calculation of the index underlying the ETF. For more fee information relating to an ETF, see “The Underlying Assets” in the accompanying index supplement.

** The index may allocate all or a significant portion of its exposure to the cash constituent.  See “Additional Risk Factors Specific to Your Notes— The Index Measures the Performance of the Underlying Assets Less the Sum of the Return on the Notional Interest Rate Plus 0.65% Per Annum (Accruing Daily)” and “—The Index May Be Significantly Uninvested in Underlying Assets That May Have Higher Returns” on page PS-16 of this pricing supplement.

Equity ETF Basket

Equity ETF Basket Overview

The equity ETF basket is rebalanced monthly by resetting the weights of the equity ETFs using the methodology set forth below, which is explained in greater detail in the sections following this overview.  The process used to ultimately determine the target weights for the equity ETFs primarily uses alpha values for three factors for each equity ETF —“economic regime”, “value” (which is composed of a “cash flow from operations to price” signal and a “forward earnings yield” signal) and “momentum” — but also considers the volatility of the returns of the equity ETFs and how such returns and alpha values interact.

•	The economic regime factor seeks to identify the stage of the macro-economic cycle (“contraction”, “expansion”, “recovery” and “slowdown”).
•	The value factor seeks to measure the extent to which an equity ETF’s constituent securities demonstrate attractive valuation based on the performance of the following financial measures:
o

a cash flow from operations to price signal, which compares the cash flows from operations of each underlying constituent company (other than those in the financial sector, for which cash flow from operations is not a meaningful metric) to the market capitalization of such underlying constituent company; and

o

a forward earning yield signal, which compares analyst consensus projections of each underlying constituent company’s net income per share over the following 12 months to the market price of such underlying constituent company’s stock.

•	The momentum factor seeks to measure the extent to which an equity ETF demonstrates strong recent price performance.

The following is a summary of the steps involved in how the equity ETF basket is reset monthly, with each step further described below.

1.	Determine Alpha Values

To determine the weights assigned to each of the five equity ETFs on a monthly rebalancing of the index, an “alpha” value is determined for each such equity ETF for each of the three factors (“economic regime”, “value” (for which an alpha value is determined with respect to each of the “cash flow from operations to price” signal and the “forward earnings yield” signal) and “momentum”).  Although the alpha value calculation is different for each of the factors, a relatively higher alpha value for an equity ETF indicates that such equity ETF’s performance is expected to exhibit greater positive sensitivity to the indicated factor as compared to other of the equity ETFs based on the index’s factor-based investment strategy.

For each factor, an alpha value is determined for each equity ETF equal to the product of (i) the factor signal score of the relevant equity ETF multiplied by (ii) the volatility of the relevant equity ETF multiplied by (iii) the fixed value of 0.1.

o

Factor Signal Score.  The economic regime signal score is determined based on how the equity ETF is expected to perform under different forecasted economic conditions.  The other factor signal scores are generally based on an equity ETF’s reflection of the relevant factor relative to a broad measure of U.S. equity markets and the other equity ETFs.  Generally, a higher factor signal score for an equity ETF indicates that such equity ETF reflects the applicable factor more than an equity ETF that has a lower factor signal score for such factor.

o

Volatility.  Volatility measures the degree of variation in a time series of equity ETF returns (determined on a total return basis taking gross dividends into account) relative to its average return over a period of time, in this case using an “exponentially weighted moving volatility” approach that gives heavier weight to more recent time series results.   Assuming for an equity ETF the same factor signal score and all other conditions are identical, a higher volatility in the time series of such equity ETF returns will result in a higher alpha value and a lower volatility in the time series of such equity ETF returns will result in a lower alpha value.

o

Fixed Value.  The value of 0.1 is an assumed value and is fixed across all alpha value calculations.  For purposes of the index methodology, is used to resolve the risk-return optimization/trade-off described below under “—Determine Characteristic Signal Weights” (i.e., a higher value would give relatively more weight to the “return” term compared to the “risk” term, and a lower value would have the reverse effect).

2.	Determine Characteristic Signal Weights

The characteristic signal weight is an interim indication of the relative overweight or underweight of each equity ETF based mainly on the alpha values associated with each factor signal before certain additional constraints are applied.  Characteristic signal weights are calculated for each of the five equity ETFs by considering each factor signal individually.  To determine the characteristic signal weight for each equity ETF on an ETF basket target weight determination date, an optimization process is run that allocates weights to each equity ETF based on two variables:

the alpha values determined as described above and the hypothetical historical volatility of the equity ETF basket so constructed (based on historical relationships among the equity ETFs).  For each alpha value associated with a factor, the index determines the characteristic signal weight that would need to be assigned to each equity ETF in order to maximize the risk-adjusted alpha value for the resulting equity ETF basket, subject to the constraint that the characteristic signal weights must sum to zero.  Once the characteristic signal weights have been calculated for each factor signal, each equity ETF will have four characteristic signal weights (one for each of the factor signals corresponding to the “economic regime” factor, the “momentum” factor and the two components of the “value” factor (the “cash flow from operations to price” signal and the “forward earnings yield” signal)).

3.	Determine Equity ETF Target Weights
o

The characteristic signal weights are ratably scaled to reflect a 1% risk based on the volatility of a basket of five equity ETFs assembled using the characteristic signal weights (scaled characteristic signal weights). The scaled characteristic signal weights seek to adjust the degree of variation or volatility based on past returns of the equity ETFs to 1%.  For example, if the unscaled characteristic signal weights result in a volatility measure for the basket of five equity ETFs that exceeds 1%, those weights will be ratably reduced in order to meet the 1% volatility target.  Conversely, if the unscaled characteristic signal weights result in a volatility measure for the basket of five equity ETFs that is less than 1%, those weights will be ratably increased in order to meet the 1% volatility target.

o

The equity ETF interim weights are determined for the five equity ETFs by summing their respective scaled characteristic signal weights, which may be positive or negative, across the factor signals (i.e., value (which equals the scaled characteristic signal weights of (i) (a) cash flow from operations to price plus (b) forward earnings yield, divided by (ii) 2), momentum and economic regime), plus a value of 0.2 representing a reference portfolio equally weighted across the equity ETFs.

When this step is implemented across all the equity ETFs, it has the effect of “tilting” an equally weighted equity ETF basket (with each of the five equity ETFs initially accounting for 20% of the basket) up or down (increasing or decreasing its weight), depending on the cumulative effect of the characteristic signal weights.  Thus, if the sum of the scaled characteristic signal weights for one of the equity ETFs across the factor signals is negative, the original allocation of 20% for such equity ETF will be reduced, which means the weight of such equity ETF will likely be reduced in the final equity ETF basket.  As a result of this step, the scaled characteristic signal weights do not directly set the weight of an equity ETF but instead alter its original equal weighting amongst the other equity ETFs.

o

The equity ETF target weights are determined by seeking to minimize the tracking error in the projected return performance of an equity ETF basket constructed using the equity ETF target weights compared to an equity ETF basket constructed using the equity ETF interim weights, subject to the constraints that (i) the targets weights across all equity ETFs must sum to one and (ii) no equity ETF target weight can be less than zero or greater than 0.6 (60%).

The equity ETF basket target weights are computed monthly as of the equity ETF basket target weight determination date. However, they take effect starting on the initial equity ETF basket rebalancing period day and are introduced in equal increments over each day during the course of the equity ETF basket rebalancing period. The equity ETF basket weights are held constant to the immediately preceding equity ETF basket target weights between two consecutive equity ETF basket rebalancing periods.  The equity ETF basket target weight determination date will be the last index business day of each calendar month or, if a market disruption event occurs or is continuing on such day, the immediately following index business day on which no market disruption event occurs or is continuing.  Following such equity ETF basket rebalancing period, the relative target weights assigned to each equity ETF within the equity ETF basket remain fixed during the remainder of the month (although the final weight of an equity ETF within the overall index may vary from day to day depending on the index’s allocation to the equity ETF basket and prices, the relative target weights remain fixed).

Determine Alpha Values

•

Economic Regime Signal. The “economic regime” signal is intended to capture the expected responsiveness of an equity ETF to the performance of the current economic regime.  An economic regime signal score is assigned to each equity ETF based on the stage of the economic cycle (“contraction”, “expansion”, “recovery” and “slowdown”) using (i) recession probabilities and (ii) growth acceleration/deceleration values calculated as described below. The recession probabilities and growth acceleration/deceleration values used to identify the current stage of the economic cycle are determined by reference to the Chicago Fed National Activity Index (the CFNAI), as calculated by the Federal Reserve Bank of Chicago using 85 monthly indicators of national economic activity.

CFNAI.  The CFNAI is a monthly index published by the Federal Reserve Bank of Chicago to provide a “real-time” statistical measure of coincident economic activity in the United States. The CFNAI is a weighted average of 85 monthly indicators (“series”) of national economic activity drawn from four broad categories of data: (i) production and income (23 series), (ii) employment, unemployment and hours (24 series), (iii) personal consumption and housing (15 series), and (iv) sales, orders and inventories (23 series), in each case adjusted for inflation. Based on the assumption that economic activity tends toward a trend growth rate over time, the CFNAI was designed to have an average value of zero, which represents an economy growing at trend, while a positive value is intended to represent above-trend growth and a negative value is intended to represent below-trend growth. Its scale is measured in standard deviations (see “Glossary of General Terms” below) from trend growth. The CFNAI is released according to the Federal Reserve Bank of Chicago’s schedule, usually reporting data for the previous month toward the end of each calendar month.

The CFNAI raw data is taken “as-released” by the Federal Reserve Bank of Chicago and is not subsequently adjusted for use in the index to reflect revisions by the Federal Reserve Bank of Chicago following the initial release date.  See “Additional Risk Factors Specific to Your Notes—The Index Uses CFNAI Data “As Released”, and Does Not Take Subsequent Revisions of the CFNAI Data into Account”.

Additional information regarding the CFNAI may be obtained from the following website: chicagofed.org/publications/cfnai/index. We are not incorporating by reference the website or any material such website includes herein.

o

Determine Recession Probability Using CFNAI-MA3. Because the CFNAI is volatile, the index references the three-month moving average of the CFNAI (CFNAI-MA3) to track economic expansions and contractions, since averaging reduces month-to-month volatility that could otherwise obscure longer term trends.  If the CFNAI-MA3 is less than or equal to -0.7 as of the equity ETF basket target weight determination date, the probability of a recession is deemed to be “high” for purposes of the index.  If the CFNAI-MA3 is greater than -0.7 as of the equity ETF basket target weight determination date, the probability of a recession is deemed to be “low” for purposes of the index.  Although CFNAI-MA3 is calculated using the methodology published by the Federal Reserve Bank of Chicago, the index methodology does not necessarily use CFNAI-MA3 data to identify the probability of recession in the same manner as the interpretation proposed by the staff of the Federal Reserve Bank of Chicago.  See “Additional Risk Factors Specific to your Notes — The Index Does Not Use CFNAI Data in the Same Manner as Contemplated by the Staff of the Federal Reserve Bank of Chicago”.

o

Growth Acceleration/Deceleration.  The acceleration or deceleration of economic growth is determined by constructing a time series (see “Glossary of General Terms” below) showing the month-over-month changes in the CFNAI-MA3 level over the full CFNAI historical data set (commencing July 31, 1967).  In order to “smooth” the time series of month-over-month CFNAI-MA3 changes, a new time series is constructed by calculating, in relation to each month in the time series, the exponentially weighted moving average (see “Glossary of General Terms” below) of such month-over-month changes using a “half-life” of three months (“half-life” as used by the index measures the number of periods required for the weight used in an exponentially weighted moving average calculation to decrease by half).  The resulting time series is subject to a second “smoothing” using the same process, again with a half-life of three months, resulting in a time series that has been subject to two smoothing processes.  Smoothing a data set attempts to capture important patterns in the data while minimizing/removing fine-grained variations between time steps in a time series (i.e., data points).  The intent is to remove the “noise” and better expose the underlying causal processes.

Growth acceleration or deceleration is then determined by calculating a “time series score” with respect to the most recent month in the resulting time series.  The time series score measures the deviation of the most recent month’s value from the exponentially weighted moving average of the entire time series, using a half-life of 12 months, which is then standardized by dividing such value by the exponentially weighted moving volatility of the time series using a half-life of 12 months.  If the resulting value is greater than 0.1, growth is deemed to be “accelerating” for purposes of the index, and if the value is less than -0.1, growth is deemed to be “decelerating” for purposes of the index; otherwise (i.e., for any values equal to or greater than -0.1 and less than or equal to 0.1), the growth status will remain unchanged from the prior month (will remain “accelerating” if accelerating in the prior month or “decelerating” if decelerating in the prior month).

Economic Regime Signal Scores.  The index combines the recession probability (“high recession probability” or “low recession probability”) with the measure of growth acceleration/deceleration (“accelerating growth” or “decelerating growth”), in each case as of the relevant equity ETF basket target weight determination date, to identify the current economic regime:

o	if there is “low recession probability” and “decelerating growth”, the economic regime is “slowdown”;
o	if there is “high recession probability” and “decelerating growth”, the economic regime is “contraction”;
o	if there is “high recession probability” and “accelerating growth”, the economic regime is “recovery”; and
o	if there is “low recession probability” and “accelerating growth”, the economic regime is “expansion”.

The index then assigns each of the five equity ETFs an “economic regime signal score” based on the current economic regime, as described in the following table.

Economic Regime	MTUM	QUAL	SIZE	USMV	VLUE
Contraction	-2	1	0	1	0
Expansion	1	0	0	-1	0
Recovery	-1	-1	1.5	-1	1.5
Slowdown	0	1	-1	1	-1

An “economic regime” alpha value is calculated for each equity ETF on an equity ETF basket target weight determination date, equal to the product of (i) the economic regime signal score for such equity ETF determined according to the preceding table multiplied by (ii) the exponentially weighted moving volatility of the relevant equity ETF’s monthly returns (determined on a total return basis taking gross dividends into account) using a half-life of 36 months multiplied by (iii) 0.1.

•

Value Signals.  The “value” signals seek to measure the extent to which the equity ETFs offer attractive value based on the financial performance measures of historical cash flow from operations and forward net income projections.  Signal scores are determined for each equity ETF by separately analyzing the two underlying financial performance measures used to calculate the value signal: (i) a ratio measuring historical cash flow from operations to market capitalization of such equity ETF’s underlying constituent companies and (ii) a ratio measuring forward net income projections per share relative to market prices of such equity ETF’s underlying constituent stocks.  The signal scores are aggregated at the equity ETF level as described below.

Cash Flow from Operations to Price Signal.  On each equity ETF basket target weight determination date, the index administrator creates a time series for each equity ETF extending back to July 31, 2014 showing, for each month from and including July 2013 to and including the calendar month ending on the equity ETF basket target weight determination date, the weighted sum for all of the constituent companies with stocks in the relevant equity ETF (excluding companies in the financial sector) of the ratios of (i) historical quarterly cash flow from operations for the preceding 12 months, as provided by Refinitiv, to (ii) the total market capitalization of such company based on the last reported closing price of its stock during such month.  The constituent companies in an equity ETF are weighted based on the representation of the constituent company’s stock in the relevant equity ETF.

Once these ratios have been determined over the indicated period, for each equity ETF, the index seeks to determine the relative “value” of the equity ETF as measured by cash flow from operations to price compared to the general market by subtracting from (i) each element of the monthly time series resulting from the procedures described in the preceding paragraph, (ii) the value for the corresponding month of a monthly time series assembled in the same manner for the iShares® Core S&P 500 ETF (IVV).  The iShares® Core S&P 500 ETF is intended to be a broad measure of U.S. equity markets for purposes of this calculation.  This creates a monthly time series of cash flow from operations to price ratios of the equity ETF relative to the broader U.S. equity markets, which is then “smoothed” (generally outlying values are moderated) to create a new time series by calculating, in relation to each month in the time series, the exponentially weighted moving average of relative cash flow from operations to price ratios using a half-life of three months.  The resulting time series generally reflects how each equity ETF has performed relative to a broad measure of U.S. equity markets with emphasis given to more recent values.

In order to evaluate how the values in the time series generated in the preceding paragraph vary, for each equity ETF a “time series score” is then calculated with respect to the most recent month in the resulting time series.  The time series score measures the deviation of the most recent month’s value from the exponentially weighted moving average of the entire time series, using a half-life of 36 months, which is then standardized by dividing such value by the exponentially weighted moving average of the time series using a half-life of 36 months, with the resulting quotient subject to a cap of +2 and a floor of -2.

In order to compare a time series score across the other equity ETFs, each equity ETF’s “cross-sectional score” (or “z-score”) with respect to the cash flow from operations to price signal is then calculated by measuring the deviation of that equity ETF’s time series score compared to the time series scores of all five equity ETFs (in each case, calculated as described in the preceding paragraph), measured in terms of standard deviations.  The cross sectional score for an equity ETF with respect to the cash flow from operations to price signal is equal to the quotient of (i) (a) the equity ETF’s time series score minus (b) the simple average of time series scores for all five equity ETF’s, divided by (ii) the standard deviation of the five equity ETFs’ time series scores, in each case with respect to the cash flow from operations to price signal.  The goal of this step is to rank the equity ETFs based on cash flow from operations to price to identify how each has performed.

Finally, a “cash flow from operations to price” alpha value is calculated for each equity ETF, equal to the product of (i) the cash flow from operations “cross-sectional score” for such equity ETF calculated as described in the preceding paragraph multiplied by (ii) the exponentially weighted moving volatility of the relevant equity ETF’s monthly returns (determined on a total return basis taking gross dividends into account) using a half-life of 36 months multiplied by (iii) 0.1.

Forward Earnings Yield Signal.  On each equity ETF basket target weight determination date, the index administrator creates a time series showing each equity ETF’s forward earnings yield for each month from and including July 2013 to and including the calendar month ending on the equity ETF basket target weight determination date.  Each equity ETF’s forward earnings yield for a given month in the time series is determined by calculating the quotient of (i) the sum across all equity ETF holdings of the products of (a) the historical one year forward earnings per share estimates for each constituent company, calculated as described in the following sentence, times (b) the number of such constituent company’s shares held by the equity ETF, divided by (ii) the total market value of the equity ETF’s holdings (which is the sum across all equity ETF holdings of the products of (a) the last reported per share closing price of a constituent company share times (b) the number of such constituent company shares held by the equity ETF), all as of the end of the relevant calendar month.  For a given month, the historical one year forward earnings per share estimate for a constituent company equals the quotient of (i) the sum of (a) the product of (1) the earnings per share estimate for forward fiscal year 1 (the forward earnings per share estimate, as provided by Refinitiv, for the most recent fiscal year for which the constituent company has not published its results) times (2) the number of  calendar months remaining in such fiscal year, plus (b) the product of (1) the earnings per share estimate for forward fiscal year 2 (the forward earnings per share estimate, as provided by Refinitiv, for the fiscal year following forward fiscal year 1) times (2) the number of months (including the then-current month) that have passed in forward fiscal year 1 (i.e., the number of months from forward fiscal year 2 required to achieve a full 12 months of earnings projections), all as of the end of the relevant month, divided by (ii) 12.  The forward earnings yield estimates and historical one year forward earnings per share estimates are based on historical forward-looking estimates as of the end of each relevant month in the time series, and are not updated to reflect actual earnings results that may have since become available as of the equity ETF basket target weight determination date.

Once these ratios have been determined over the indicated period, for each equity ETF, the index seeks to determine the relative “value”  of the equity ETF as measured by forward earnings yield compared to the general market by subtracting from (i) each element of the monthly time series resulting from the procedures described in the preceding paragraph, (ii) the value for the corresponding month of a monthly time series assembled in the same manner for a broad measure of U.S. equity markets (the iShares® Core S&P 500 ETF (IVV)).  This creates a monthly time series of relative forward earnings yield, which is then “smoothed” (generally outlying values are moderated) to create a new time series by calculating, in relation to each month in the time series, the exponentially weighted moving average of relative cash flow from operations to price ratios using a half-life of three months.  The resulting time series generally reflects how each equity ETF has performed relative to a broad measure of U.S. equity markets with emphasis given to more recent values.

In order to evaluate how the values in the time series generated in the preceding paragraph vary, for each equity ETF, a “time series score” is then calculated with respect to the most recent month in the resulting time series.  The time series score measures the deviation of the most recent month’s value from the exponentially weighted moving average of the entire time series, using a half-life of 36 months, which is then standardized by dividing such value by the exponentially weighted moving average of the time series using a half-life of 36 months, with the resulting quotient subject to a cap of +2 and a floor of -2.

In order to compare a time series score across the other equity ETFs, each equity ETF’s “cross-sectional score” (or “z-score”) with respect to the forward earning yield signal is then calculated by measuring the deviation of that equity ETF’s time series score compared to the time series scores of all five equity ETFs (in each case, calculated as described in the preceding paragraph), measured in terms of standard deviations.  The cross sectional score for an equity ETF with respect to the forward earning yield signal is equal to the quotient of (i) (a) the equity ETF’s time series score minus (b) the simple average of time series scores for all five equity ETF’s, divided by (ii) the standard deviation of the five equity ETFs’ time series scores, in each case with respect to the forward earning yield signal.  The goal of this step is to rank the equity ETFs based on the forward earnings yield to identify how each has performed.

Finally, a “forward earnings yield” alpha value is calculated for each equity, ETF equal to the product of (i) the forward earnings yield “cross-sectional score” for such equity ETF calculated as described in the preceding paragraph multiplied by (ii) the exponentially weighted moving volatility of the relevant equity ETF’s monthly returns (determined on a total return basis taking gross dividends into account) using a half-life of 36 months multiplied by (iii) 0.1.

•

Momentum Signal.  The “momentum” signal seeks to identify the extent to which the daily returns of an equity ETF demonstrate above-market price momentum (which in this context measures the deviation of value from an exponentially weighted moving average measured in standard deviations, as described below) relative to the benchmark (the iShares® Core S&P 500 ETF (IVV)).  For each equity ETF, the index seeks to determine its relative “momentum” (based on daily returns) compared to the general market by subtracting, for each index business day from July 31, 2013 to the relevant equity ETF basket target weight determination date, (i) the daily total return of an ETF representing a broad measure of U.S. equity markets (the iShares® Core S&P 500 ETF (IVV)) from (ii) the relevant equity ETF’s daily return for the corresponding index business day.  This creates a daily time series of relative daily returns compared to the broader U.S. equity markets, which is then “smoothed” to create a new daily time series by calculating, in relation to each day in the time series, the exponentially weighted moving average of relative daily returns using a half-life of 130 index business days.

In order to measure how the values in the time series generated in the preceding paragraph vary, for each equity ETF, a “volatility scaled time series” is then calculated on the most recent index business day in the resulting time series.  The volatility scaled time series measures the ratio of the most recent index business day’s value to the exponentially weighted moving volatility of the time series using a half-life of 260 index business days.

In order to compare a volatility scaled time series across the other equity ETFs, each equity ETF’s “cross-sectional score” (or “z-score”) with respect to the momentum signal is then calculated by measuring the deviation of that equity ETF’s volatility scaled time series compared to the time series scores of all five equity ETFs (in each case, calculated as described in the preceding paragraph), measured in terms of standard deviations.  The cross sectional score for an equity ETF with respect to the momentum signal is equal to the quotient of (i) (a) the equity ETF’s volatility scaled time series minus (b) the simple average of volatility scaled time series for all five equity ETF’s, divided by (ii) the standard deviation of the five equity ETFs’ volatility scaled time series, in each case with respect to the momentum signal.

Finally, a “momentum” alpha value is calculated for each equity ETF equal to the product of (i) the momentum “cross-sectional score” for such equity ETF calculated as described in the preceding paragraph multiplied by (ii) the exponentially weighted moving volatility of the relevant equity ETF’s monthly returns (determined on a total return basis taking gross dividends into account) using a half-life of 36 months multiplied by (iii) 0.1.

Determine Characteristic Signal Weights

The characteristic signal weight is an interim indication of the relative overweight or underweight of each equity ETF based mainly on the alpha values associated with each factor signal before certain additional constraints are applied.  Characteristic signal weights are calculated for each of the five equity ETFs by considering each factor signal individually.  Once the characteristic signal weights have been calculated for each factor signal, each equity ETF will have four characteristic signal weights (one for each of the factor signals corresponding to the “economic regime” factor, the “momentum” factor and the two components of the “value” factor).

To determine the characteristic signal weight for each equity ETF on an ETF basket target weight determination date, an optimization process is run that allocates weights to each equity ETF based on two variables: the alpha values determined as described above and the hypothetical historical volatility of the equity ETF basket (based on historical relationships among the equity ETFs).  The optimization is a trial-and-error process that compares the performance of potential baskets using different permissible combinations of ETF basket target weights, and seeks to identify the combination of ETF basket target weights that performs best based on a standard that reflects a trade-off between the alpha values and the volatility of monthly returns of the provisional equity ETF baskets.  Generally, an equity ETF with a higher alpha value relative to the alpha values of other equity ETFs will be assigned a higher characteristic signal weight, but such relationship may be limited by an offsetting increase in risk that may result.  The optimization process also requires that the characteristic signal weights for a given factor signal sum to zero such that equity ETFs with low alpha values relative to other equity ETFs will likely be assigned negative characteristic signal weights.  The monthly returns used in the optimization process are based on returns for the most recent 36 months (determined on a total return basis taking gross dividends into account) with more recent values weighted more heavily and having more of an impact than older values.  The goal of the optimization process used in the index is to produce characteristic signal weights that generally reflect the alpha value measures with greater characteristic signal weights for relatively greater alpha values, while also considering the increased risk in returns that may result.

Determine Equity ETF Basket Target Weights

The characteristic signal weights are used to calculate the equity ETF target weights which are used to adjust the weights of the equity ETFs in the index upon each monthly rebalance.  The characteristic signal weights are adjusted as follows to determine the equity ETF target weights:

•

The characteristic signal weights are ratably scaled to reflect a 1% risk based on the volatility of a basket of five equity ETFs assembled using the characteristic signal weights (scaled characteristic signal weights).  The 1% risk is achieved by dividing the characteristic signal weights (unscaled) for each equity ETF, as calculated in the preceding section, by the volatility of the five equity ETF basket assembled using unscaled characteristic signal weights and multiplying by 1%.  For example, if the unscaled characteristic signal weights result in a volatility measure for the basket of five equity ETFs that exceeds 1%, those weights will be ratably reduced in order to meet the 1% volatility target.  Conversely, if the unscaled characteristic signal weights result in a volatility measure for the basket of five equity ETFs that is less 1%, those weights will be ratably increased in order to meet the 1% volatility target.

•

For each equity ETF, the scaled characteristic signal weights associated with each factor signal, which may be positive or negative, are added to a reference weight of 20% (20% being the weight that would be assigned to such equity ETF in an equally weighted basket of five equity ETFs).  The impact is to adjust the weight of each equity ETF in the equally weighted basket up or down to determine equity ETF interim weights for each equity ETF.  Thus, if the sum of the scaled characteristic signal weights for one of the equity ETFs across the factor signals is negative, the original allocation of 20% for such equity ETF will be reduced, which means the weight of such equity ETF will likely be reduced in the final equity ETF basket.  For purposes of this step, the scaled characteristic signal weight of the value signal is (i) the sum of the characteristic signal weights of the value signal’s two components (operating cash flow to price and forward earnings yield) divided by (ii) 2.  As a result of this step, the scaled characteristic signal weights do not directly set the weight of an equity ETF but instead alter its original equal weighting amongst the other equity ETFs.

•

The final equity ETF target weights are determined by minimizing the tracking error in the projected total return performance (taking gross dividends into account) of an equity ETF basket constructed using the final equity ETF target weights compared to an equity ETF basket constructed using the equity ETF interim weights, subject to the limitations that (i) the five equity ETF target weights must sum to 100%, (ii) no equity ETF can have a negative target weight and (iii) no equity ETF target weight can exceed 60%.

Once the equity ETF target weights are determined, the weights are introduced in equal increments over the ten index business days of the equity ETF basket rebalancing period, beginning on the third index business day following the date on which such weights are determined.  Once such weighting reallocation is complete, the equity ETF basket weights are held constant until the equity ETF basket rebalancing period commencing in the following month.

Fixed Income ETF Basket Overview

The fixed income ETF basket rebalances among the three fixed income ETFs, which are composed of treasury bonds with short-term (1-3 years), medium-term (7-10 years) and long-term (20+ years) tenors, on each index business day based on a rates momentum signal, as described herein.  The medium-term ETF is always allocated a 50% weighting, with the other 50% allocated either to the short-term or long-term ETF depending on the rates momentum signal.  The rates momentum signal analyzes the past returns of the medium-term ETF over the most recent one-year period in order to attempt to show whether such returns are trending up or down, as further described below.  If such returns are trending down, the short-term ETF will receive the remaining 50% weight allocation and, if such returns are trending up, the long-term ETF will receive the remaining 50% weight allocation.

Rate Momentum Signal and Fixed Income ETF Basket Weights

The index administrator determines the rates momentum signal on any index business day by reference to the “implied reference asset level” for the iShares® 7-10 Year Treasury Bond ETF, which serves as the rates signal reference asset.  The implied reference asset level represents the cumulative daily returns that would be achieved by the rates signal reference asset since July 31, 2013.  If, on each of ten consecutive index business days, the implied rates signal reference asset levels are below the rates signal reference asset’s one-year average (measured, with respect to each of the ten index business days, based on the arithmetic average of implied rates signal reference asset levels for the 252 index business days preceding the relevant index business day), the fixed income ETF basket weights will be equally allocated between the rates signal reference asset (the iShares® 7-10 Year Treasury Bond ETF) and the short-term fixed income ETF (the iShares® 1-3 Year Treasury Bond ETF); otherwise, the fixed income ETF basket weights will be equally allocated between the rates signal reference asset (the iShares® 7-10 Year Treasury Bond ETF) and the long-term fixed income ETF (the iShares® 20+ Year Treasury Bond ETF).

Fixed Income ETF Basket Reallocations

The fixed income ETF basket target weights are evaluated daily.  When the fixed income ETF basket target weights differ from those on the immediately preceding index business day, the new weights are introduced in equal increments over each day during the next five index business days.

If the fixed income ETF basket target weights differ from those on the immediately preceding index business day a second time before the five index business day window is complete, the then-new fixed income ETF basket target weights are introduced in the same increments as before, but in the opposite direction, until the new target weights are achieved.  For example, if the fixed income ETF basket initially allocated 50% to the short-term fixed income ETF (and 0% to the long-term fixed income ETF) but begins transitioning from the short-term fixed income ETF to the long-term fixed income ETF at a rate of 10% each index business day (50% reallocated equally over five index business days), and after three index business days of transitioning (i.e., when the fixed income ETF basket’s allocation to the short-term fixed income ETF is at 20% and the allocation to the long-term fixed income ETF is at 30%) the rates momentum signal changes a second time, the reallocation process will be reversed (same increments in opposite direction) by reallocating back into the short-term ETF at a rate of 10% day over the next three index business days.

Volatility Control Mechanism

Allocation of the index among the equity ETF basket, the fixed income ETF basket and the cash constituent are determined on each index business day with a goal of limiting volatility (i.e., the degree of variation in the past returns) to no more than 5%.  The resulting scaling (possible changes in the weights of such components) are applied to the equity ETF basket weights and the fixed income ETF basket weights to yield the relevant ETF daily weight plus the computation of the cash constituent daily weight are implemented in the final index weightings on a one index business day lag.

Combined ETF Intermediate Index (Equity and Fixed Income) Rebalancing

First, to the extent that the volatility of the equity ETF basket (based on the simple average of two exponentially weighted moving volatilities of ETF basket returns with “half-lives” of 10 days and 30 days, respectively) exceeds the target volatility of 5%, the fixed income ETF basket is assigned a positive weight of, and the weight of the equity ETF basket is reduced by, the amount needed to achieve the 5% volatility target, in each case based on the assumptions and procedures described in greater detail below (including that the total weight of the equity ETF basket and fixed income ETF basket sums to one and the volatility contribution of the fixed income ETF basket is not taken into account).  The details of this process with respect to a rebalancing on any index business day are as follows:

•

A daily return time series for the equity ETF basket is constructed by calculating, for each index business day from and including July 31, 2013 to but excluding the index business day on which the volatility control is being applied, the weighted sum of daily returns of the equity ETF basket, equal to the sum (across all equity ETFs) of the products of, for each equity ETF, (i) the equity ETF weight calculated as described above with respect to the index business day immediately preceding such index business day multiplied by (ii) the equity ETF return on such index business day (determined on a total return basis taking gross dividends into account).

•

Based on the daily return time series so constructed, the exponentially weighted moving volatilities of the equity ETF basket’s daily returns with respect to each index business day from and including July 31, 2013 to but excluding the index business day on which the volatility control is being applied is calculated using a half-life of (i) 10 index business days and (ii) 30 index business days.  The associated volatility “forecasts” for each index business day will be the outcome of the calculation described in the prior sentence with respect to the immediately preceding index business day.

•

Using the forecasts described above, an intermediate equity ETF basket allocation is calculated such that the expected volatility of the equity ETF basket (based on the simple average of the volatility forecasts using 10 index business day and 30 index business day half-lives described above) equals the volatility target of 5%; provided, that the allocation to the equity ETF basket cannot exceed 100%.  The index achieves this by assigning an intermediate allocation to the equity ETF basket equal to the quotient of (i) the volatility target of 5% divided by (ii) the simple average of the volatility forecasts using 10 index business day and 30 index business day half-lives described above, subject to an equity ETF allocation cap of 100%.  For example, if the simple average of the volatility forecasts was 10%, the equity ETF allocation would be 50% (5% divided by 10%), but if the simple average of the volatility forecasts was 4%, the equity ETF allocation would be 100% (although 5% divided by 4% equals 125%, the equity ETF allocation cannot exceed 100%).  For purposes of calculating volatility in this portion of the volatility control procedures, the volatility contribution of the fixed income ETF basket is not taken into account. As a result, the volatility of a combined basket of equity ETFs and fixed income ETFs based on the intermediate allocations described above would likely exceed 5%.

•

The intermediate fixed income ETF allocations on any index business day equal, with respect to each fixed income ETF, (i) the fixed income ETF weight determined as described above under “—Fixed Income ETF Basket” multiplied by (ii) one minus the intermediate allocation to the equity ETF basket.  For example, if the intermediate allocation to the equity ETF basket is 60%, and the weights are determined to be 50% to the short-term fixed income ETF, 50% to the medium-term fixed income ETF and 0% to the long-term fixed income ETF, the fixed income ETF allocations for the intermediate index basket will be 20% to the short-term fixed income ETF (40% multiplied by 50%), 20% to the medium-term fixed income ETF (40% multiplied by 50%) and 0% to the long-term fixed income ETF (40% multiplied by 0%).

Total Return Index Construction and Allocation to the Cash Constituent

Second, the historically realized volatilities of a four-asset portfolio consisting of the equity ETF basket and the three fixed income ETFs are calculated using exponentially weighted moving covariance matrices with “half-lives” of 10 days and 30 days.  Such volatility calculations take into account the risk/volatility of the fixed income ETFs and the correlations among the four assets (with the equity ETF basket treated as one asset).  To the extent that the more volatile of the two volatility measures (i.e., using a half-life of 10 days versus 30 days) exceeds the 5% volatility target, the index will make an allocation to the cash constituent.  Under such circumstances, the weights of the equity ETF basket and fixed income ETFs will be ratably reduced until the four asset portfolio would achieve the volatility target of 5% (based on the more volatile of the 10-day and 30-day volatility measures). The volatility measures for each index business day will be based on calculations with respect to the immediately preceding index business day, and as a result will reflect a one-day lag.  This step does not alter the relative weights among the ETFs in the equity ETF basket, or increase the weights of the equity ETF basket or fixed income ETF basket relative to each other, but only ratably reduces the weight of the intermediate basket they compose, with any excess allocation being made to the cash constituent.

Glossary of General Terms

The descriptions of certain general terms not otherwise described in the index description are provided below for convenience and understanding.  The terms described below are not necessarily defined terms for purposes of the index methodology that governs the construction and maintenance of the index.  In some cases, the terms below are described differently in the index methodology using formal mathematical notation or statistical concepts that may be unfamiliar to some investors. The complete index methodology, which may be amended from time to time, is available at blackrock.com/us/individual/literature/index-methodology/blackrock-dynamic-factor-methodology-vc5-vc3.pdf. We are not incorporating by reference this website or any material it includes herein.

A time series is a series of numerical data points listed in successive time order. Time series data is generally used in the index to compare a series of values (daily returns, month-over-month growth, etc.) over a period of time.

Calculating backward-looking time series values may require historical data over a minimum period of time. Whenever such historical data does not exist for the entirety of the minimum historical period, a time series value will be “backfilled” using the oldest time series value for which historical data does exist for the full historical period.  For example, because each equity ETF commenced on July 31, 2013, any monthly time series values for an equity ETF requiring 12 months of historical data would require time series values prior to July 31, 2014 to be “backfilled” by assigning a value based on the earliest value in the time series for which a full twelve months of historical data beginning July 31, 2013 is available (i.e., the value associated with July 31, 2014).

An exponentially weighted moving average is a weighted average where the weighting for each next older data point used in to calculate the moving average decreases exponentially, but never reaches zero.

Volatility is a measure of the degree of movement in the price or value of an asset observed over a specified period.

Realized volatility is calculated by specifying a measurement period, determining the average value during such measurement period and then comparing each measured point during such measurement period to such average.

Standard deviation measures the degree of variation in a set of values.  A lower standard deviation means the results are more heavily clustered around the mean, while a higher standard deviation means the results are more spread out.  When a particular value is described in terms of standard deviations, a lower number of standard deviations means the value is relatively closer to the mean than would be expected given the nature of the distribution of results, and a higher number of standard deviations means the value if relatively further from the mean than would be expected given the nature of the distribution of results (i.e., the result is more of an “outlier”).

Exponentially weighted moving volatility is based on realized volatility, but weighs more recent deviations from the average more heavily than older deviations, and more recent values more heavily than older values for purposes of determining the average, based on a half-life.  Exponentially weighted moving volatility with respect to a time series is another time series where the exponentially weighted moving volatility at each point in time is the backward-looking exponentially weighted moving volatility at such point in time.

The approaches identified above may require trade-offs in order to capture meaningful relationships among various factors.  For example, moving averages or moving volatilities may reveal persistent underlying trends that would be obscured if each new data point, which may be subject to a number of random influences, were considered in isolation.  The index’s “smoothing” processes seek to reveal such persistent trends, on the assumption that unsystematic random elements will be averaged out over time.  On the other hand, more recent data may better reflect changes in real underlying conditions, and exponential weighting seeks to account for this by weighing more recent data more heavily.

General

BlackRock Index Services Governance Committee

BlackRock Index Services, LLC (“Index Services” or the “index administrator”), a subsidiary of BlackRock, Inc., designs, sponsors, calculates, administers and publishes the index. The index, allocations and data are subject to change.  The complete index methodology, which may be amended from time to time, is available at blackrock.com/us/individual/literature/index-methodology/blackrock-dynamic-factor-methodology-vc5-vc3.pdf. We are not incorporating by reference this website or any material it includes herein.

The BlackRock Index Services Governance Committee provides oversight for activities pertaining to the calculation and dissemination of the index and ensures adherence to any policies, procedures and business practices relating to the activities of the index administrator. This group is responsible for, among other things:

•	providing oversight of activities of the index administrator;
•	overseeing adherence to processes, policies and procedures;

•	supervising related functions, including reviewing operating errors and audit findings;
•	review and approve proposed changes to index methodologies;
•	review and approve a methodology change policy document annually;
•	review adherence to policies, procedures and processes;
•	review issues and incidents involving external, third-party service providers;
•	review and respond to market disruption events; and
•	formulate and coordinate any public announcements as a result of above listed items.

Errors and Corrections

If an issue should arise with the index due to incorrect or missing data, incorrect application of the index methodology, or incorrect calculation, the index administrator follows internal procedures to understand the impact to the index.  If an error is confirmed, the index administrator will issue an announcement via email or on the index administrator’s website for a period until archived by the site and will keep a record and audit trail of the details of the errors and retain these records for at least five years from the date the error was announced.  All errors will also be discussed in the BlackRock Index Services Governance Committee meetings to ensure that all steps have been taken to prevent the error from recurring.

In case an error is detected, the historical weights of the index constituents will not change; the errors will be corrected on a going-forward basis.  For complete clarity, the quantities implied by the weights (prior to the error being corrected) of the index constituents, will not be adjusted.  However, in the event the error results from the price of an ETF or interest rate value being incorrect and such error is detected within 5 index business days of such error occurring, the index administrator, in consultation with certain subscriber constituents (which will not include holders of notes), will recalculate the index levels with the provision that the quantities implied by the weights (prior to the error being corrected) of the index constituents will not be adjusted. If the error is detected beyond 5 index business days after such error occurred, the values will not be restated.

Changes to Underlying Assets

Except as otherwise noted above, the underlying assets and the cash constituent (based on the notional interest rate) are not expected to change or be replaced. However, the index administrator, in consultation with the BlackRock Index Services Governance Committee, in its sole discretion, may eliminate an underlying asset (and/or designate a successor).

If the index administrator determines that 3-month USD LIBOR has been discontinued and that there is an industry accepted successor rate, the index administrator will present this to the BlackRock Index Services Governance Committee for approval and use going forward. Should the successor rate not have equivalent economic value to 3-Month USD LIBOR, the index administrator would then make an adjustment for such rate used to have equivalent value to 3-Month USD LIBOR, provided that if the index administrator determines that there is an industry accepted adjustment, the index administrator will present this to the BlackRock Index Services Governance Committee for approval and use going forward. This could potentially result in a higher sum being deducted from the performance of the underlying assets in calculating the index.

Market Disruption Events and Corporate Events

If on any index business day it is determined by the index administrator that a market disruption event occurs, or is continuing, then the index administrator will not calculate the index on that day, and the index administrator will postpone calculation of the index level until the next index business day on which no market disruption event occurs or is continuing.   The index administrator shall resume calculating the index level on the next index business day on which no market disruption event occurs or is continuing by using for the weight of each index constituent the weight computed after the close on the index business day immediately preceding the first day of such market disruption event.  If such market disruption event persists for at least six index business days, the resolution will be determined at the discretion of the BlackRock Index Services Governance Committee after consultation with index subscriber constituents (which will not include holders of notes). Notwithstanding the foregoing, in the event of a force majeure event in which all constituents of the index are affected, the calculation and publication of the index will be postponed until, in the determination of the index administrator, such force majeure event has been resolved.

If a market disruption event occurs or is continuing during any index rebalancing period, such rebalancing shall be postponed to the next index business day on which no market disruption event occurs or is continuing, and the index will still be calculated using the defined period of rebalance dates.  For example, if a market disruption event occurs on the third day of the equity ETF basket rebalancing period, then when the index resumes there will still be eight days of rebalancing to occur. Additionally, if a market disruption event occurs, or is continuing to occur, on a scheduled equity ETF basket target weight determination date for the equity ETF basket for example, the equity ETF basket target weight determination date will be on the first index business day of the following month when no market disruption event occurs or is continuing, and the rebalancing will take effect three index business days following the equity ETF basket target weight determination date.

In the event of an index dislocation (as defined below) being escalated to the index administrator by an index subscriber constituent (which will not include holders of notes), the index administrator will consult the BlackRock Index Services Governance Committee to determine what actions (if any) need to be carried out by the index administrator.

If an index constituent is affected by a trading disruption event on the day before the effective date of a corporate action, the implementation of the corporate action is moved to the next day on which:

•	the index is calculated; and
•	the affected index constituent is traded.

A “market disruption event” occurs when data is not sufficiently available or able to accurately and reliably represent the market or economic reality.  These events come under the following categories:

•	the official closing price, level, rate or other value of any index constituent is unavailable on any relevant day when the index is scheduled to be published;
•

a relevant exchange is not open for trading during its regular trading session, or there is an exchange disruption as determined by the index administrator or in consultation with an index subscriber constituent (which will not include holders of notes) or the BlackRock Index Services Governance Committee;

•

the net asset value per share of an ETF is not calculated or is not announced by the ETF or the sponsor of such ETF and such event has a material impact on the index as determined by the Index Administrator in consultation an index subscriber or the BlackRock Index Services Governance Committee;

•

upon the occurrence or existence of a trading disruption event, for more than two hours of trading, or at any time during the one-hour period that ends at the scheduled closing time of the relevant exchange;

•	the ETF, or the relevant sponsor of such ETF, suspends creations or redemptions of shares and such event has a material impact on the index;
•	upon the occurrence or existence of an index dislocation;
•	upon the occurrence or existence of an interest rate disruption event; or
•	upon the occurrence or existence of a force majeure event.

“Exchange” means the primary exchange on which shares of an ETF are listed.

“Trading disruption events” occur on any suspension of, or limitation imposed on, trading by the relevant exchange, and whether by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise, relating to the ETF shares as determined by the index administrator or in consultation with an index subscriber constituent (which will not include holders of notes) or the BlackRock Index Services Governance Committee.

An “index dislocation” will be identified by an index subscriber constituent (which will not include holders of notes) and typically occurs when a market participant, as a result of a market-wide condition relating to the index or any index constituent (i) is unable, after using commercially reasonable efforts, to acquire, establish, re-establish, substitute, maintain, unwind, or dispose of all or a material portion of any hedge position relating to the index or any index constituent (or one or more constituent securities/instruments underlying an index constituent), or (ii) would incur a materially increased cost in doing so, including due to any capital requirements or other law or regulation.

An “interest rate disruption event” occurs when the notional interest rate or cash constituent, or any successor rate as determined by the index administrator, is not published on a date on which it is scheduled for publication.

A “force majeure event” occurs when there has been a systems failure resulting from a natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance that is beyond the reasonable control of the index administrator and is likely to have a material effect on the index administrator’s ability to perform its role in respect to calculation of the index, all as determined by the index administrator.

In the event that an ETF is affected by a potential adjustment event, the index administrator, in consultation with BlackRock Index Services Governance Committee, may make adjustments to the level of such ETF and/or the quantities of the index underlying assets. Any of the following will be a potential adjustment event with respect to an ETF:

Potential Adjustment Event	Adjustment	Adjustment Description
Dividend	Yes

The price of the ETF with the dividend will be reduced by the dividend amount per share after the close of trading on the day before the dividend ex-ante date.  The index assumes the dividend will be reinvested back into the respective ETF, effectively keeping the weight unchanged.

ETF Share Split	Yes	Index shares are multiplied by the split factor. Price is divided by the split factor.

Disclaimer

The BlackRock® Dynamic Factor Index (the “Index”) is a product of BlackRock Index Services, LLC and has been licensed for use by The Goldman Sachs Group, Inc.

The Index does not guarantee future income or protect against loss of principal. There can be no assurance that an investment strategy or financial product based on or in any way tracking the Index will be successful. Indexes are unmanaged and one cannot invest directly in an index.

The notes are not sponsored, endorsed, marketed, sold, or distributed by BlackRock Index Services, LLC, BlackRock, Inc., or any of its affiliates, or any of their respective third party licensors (including the index calculation agent, as applicable) (collectively, “BlackRock”).  BlackRock makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing the notes or the ability of the Index to meet its stated objectives.  BlackRock’s only relationship to The Goldman Sachs Group, Inc. with respect to the Index is the licensing of the Index and certain trademarks of BlackRock.  The Index is created, compiled, and calculated by BlackRock Index Services, LLC without regard to The Goldman Sachs Group, Inc. or the notes.  BlackRock Index Services, LLC has no obligation to take the needs of The Goldman Sachs Group, Inc. or the owners of notes into consideration in calculating the Index.  BlackRock is not responsible for and has not participated in the determination of the benefits and charges of notes or the timing of the issuance or sale of notes or in the determination or calculation of the equation by which notes are to be converted into cash, surrendered or redeemed, as the case may be.  BlackRock has no obligation or liability in connection with the administration of notes.  There is no assurance that products based on the Index will accurately track Index performance or provide positive investment returns.  BlackRock Index Services, LLC is not an investment advisor.  Inclusion of a security within an Index is not a recommendation by BlackRock to buy, sell, or hold such security, nor is it considered to be investment advice. Notwithstanding the foregoing, BlackRock, Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to notes currently being issued by The Goldman Sachs Group, Inc., but which may be similar to and competitive with notes.  In addition, BlackRock, Inc. and its affiliates may trade financial products which are linked to the performance of the Index.

THE INDEX AND THE INDEX DATA ARE PROVIDED “AS-IS” AND “AS AVAILABLE”.  BlackRock DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE index OR ANY DATA RELATED THERETO OR ANY COMMUNICATION WITH RESPECT THERETO, INCLUDING, ORAL, WRITTEN, or ELECTRONIC COMMUNICATIONS.  BlackRock SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  BlackRock MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, TITLE, NON-INFRINGEMENT, OR AS TO RESULTS TO BE OBTAINED BY THE GOLDMAN SACHS GROUP, INC., OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE index OR WITH RESPECT TO ANY DATA contained therein or RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL BlackRock BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN BlackRock AND THE GOLDMAN SACHS GROUP, INC.

BlackRock®, BlackRock® Dynamic Factor Index, and the corresponding logos are registered and unregistered trademarks of BlackRock, Inc. or its subsidiaries.  All rights reserved.

.

The following summary flow chart is provided for purposes of illustration only and should be read together with, and not as a substitute for, the preceding disclosure regarding the index.

SUMMARY FLOW CHART: REBALANCING

Determine Equity ETF Basket Weights (Rebalanced Monthly)

Determine Alpha Values

Economic Regime

Step 1 (Determine Signal): Determine current stage of U.S. economic cycle using recession probabilities and growth acceleration/deceleration values determined by reference to Chicago Fed National Activity Index (CFNAI).

- Recession probability (RP) determined using three-month moving average of CFNAI (CFNAI-MA3):
  - Less than or equal to -0.7, probability of recession deemed "high"
  - Greater than -0.7, probability of recession deemed "low"
- Growth acceleration/deceleration (G) determined by constructing a time series showing month-over-month changes in CFNAI-MA3 level over full CFNAI data set, subject to two "smoothings" using EWMA with 3-month half-life, and calculating a time series score:
  - Greater than 0.1, growth deemed "accelerating"
  - Less than -0.1, growth deemed "decelerating"
  - Otherwise, growth deemed unchanged from prior month
- Stage of U.S. economic cycle:
  - If RP is low and G is decelerating, regime is "slowdown"
  - If RP is high and G is decelerating, regime is "contraction"
  - If RP is high and G is accelerating, regime is "recovery"
  - If RP is low and G is accelerating, regime is "expansion"

Step 2 (Signal Score): The economic regime score for each equity ETF under an economic regime is based on the following grid:

Step 3 (Volatility): Calculate the EWMV of monthly returns for each of the equity ETFs using 36-mo half-

Step 4 (Alpha): Calculate an economic regime "alpha" value for each equity ETF, equal to the *product* of its (i) economic regime signal score (step 2) *times* (ii) EWMV (step 3) *times* (iii) 0.1

Value Signals

Step 1 (Determine Signal): The cash flow from operations to price ratio (CFO) and forward earnings yield (FEY) is determined, using 12 months rolling data for equity ETF constituent companies, for (i) each equity ETF and (2) the iShares® Core S&P 500 ETF (IVV) (U.S. equity markets benchmark).

Step 2 (Signal Score): Create a time series for each equity ETF showing, for each month, the weighted sum of CFO or FEY, as applicable, for the constituent stocks in the equity ETF for the preceding 12 months.

- Determine the relative "value" of the equity ETF as measured by CFO/FEY compared to the general market by subtracting from (i) each element of the resulting time series (ii) the corresponding month of a time series assembled in the same manner for the iShares® Core S&P 500 ETF. This creates a monthly time series of CFO/FEY vs broader U.S. equity markets.
- Calculate a "time series score" comparing the most recent month in the resulting time series to the entire time series, then cap/floor.
- Calculate a "cross-sectional score" (or "z-score") comparing the time series score to the time series scores of all five equity ETFs, thereby ranking the equity ETFs based on how each has performed with respect to CFO/FEY.

Step 3 (Volatility): Calculate the EWMV for each of the equity ETFs.

Step 4 (Alpha): Calculate a value signal "alpha" value for each of (i) CFO and FEY for each equity ETF, equal to the *product* of its (i) cross-sectional score (step 2) *times* (ii) EWMV (step 3) *times* (iii) 0.1

Momentum Signal

Step 1 (Determine Signal): The daily return for each day since July 31, 2014 is calculated for (1) each equity ETF and (2) the iShares® Core S&P 500 ETF (IVV) (U.S. equity markets benchmark).

Step 2 (Signal Score): Create a daily time series by subtracting, for each index business day, (i) the daily total return of the iShares® Core S&P 500 ETF from (ii) the relevant equity ETF's daily return for the corresponding index business day.

- Calculate a "volatility scaled time series" by dividing the most recent index business day's value by the EWMV of the entire time series.
- Calculate a "cross-sectional score" (or "z-score") with respect to the momentum signal by comparing the deviation of that equity ETF's time series score compared to the time series scores of all five equity ETFs, measured in terms of standard deviations.

Step 3 (Volatility): Calculate the EWMV for each of the equity ETFs.

Step 4 (Alpha): Calculate a momentum signal "alpha" value for each equity ETF, equal to the *product* of its (i) cross-sectional score (step 2) *times* (ii) EWMV (step 3) *times* (iii) 0.1

Historical Performance of the Index

The closing level of the index has fluctuated in the past and may, in the future, experience significant fluctuations. Any upward or downward trend in the historical or hypothetical closing level of the index during any period shown below is not an indication that the index is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical index performance information or hypothetical performance data of the index as an indication of the future performance of the index. We cannot give you any assurance that the future performance of the index, the index underlying assets or the notional interest rate will result in you receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the index. Before investing in the offered notes, you should consult publicly available information to determine the relevant index levels between the date of this pricing supplement and the date of your purchase of the offered notes. The actual performance of the index over the life of the offered notes, as well as the cash settlement amount at maturity, may bear little relation to the historical index performance information or hypothetical performance data shown below.

Daily Closing Levels of the Index

The following graph shows the daily closing levels of the index from January 1, 2016 to October 22, 2021. As a result, the following graph does not reflect the global financial crisis which began in 2008, which had a materially negative impact on certain of the benchmark ETFs, benchmark indices and underlying assets and may have had a materially negative impact on the index.  Since the index was launched on October 31, 2019 and has a limited operating history, the graph includes hypothetical performance data for the index prior to its launch on October 31, 2019.

The historical closing levels from October 31, 2019 (the index launch date) to October 22, 2021 were obtained from Bloomberg Financial Services, without independent verification. (In the graph, historical closing levels can be found to the right of the vertical solid line marker.) You should not take the historical index performance information as an indication of the future performance of the index.

The hypothetical performance data from January 1, 2016 to October 30, 2019 is based on available historical levels of the underlying assets using the same methodology that is used to calculate the index. The hypothetical performance data prior to the launch of the index on October 31, 2019 refers to simulated performance data created by applying the index's calculation methodology to historical levels of the underlying assets that compose the index. However, for the period from July 31, 2013 to January 31, 2019, the index administrator used cash flow from operations data (used to calculate the “cash flow from operations to price” signal) for potential constituent companies available from Refinitiv as of April 20, 2019, and, for the period from February 28, 2019 to May 31, 2019, available from Refinitiv as of June 20, 2019.  Similarly, for the period from July 31, 2013 to May 31, 2019, the index administrator used net income projections (used to calculate the “forward earnings yield” signal) available from Refinitiv as of June 20, 2019.  Such data may reflect revisions, restatements and updates through the date it was accessed on Refinitiv and, as a result, may differ from such data if it had been retrieved at each point in time during the period from July 31, 2013 to May 31, 2019 (which will be the basis for constructing the index going forward).  Such simulated performance data has been produced by the retroactive application of a back-tested methodology, subject to the limitations described above, and may reflect a bias towards underlying assets or related indices that have performed well in the past, which biases may be aggravated by the limitations described in the preceding sentence. No future performance of the index can be predicted based on the simulated performance described herein. You should not take the hypothetical performance data as an indication of the future performance of the index.

Historical Performance of the BlackRock® Dynamic Factor Index

The closing level of the index has fluctuated in the past and may, in the future, experience significant fluctuations. Markets have recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing level of the index during the period shown below is not an indication that the index is more or less likely to increase or decrease at any time during the life of your notes. The following graph shows the daily closing levels of the index from January 1, 2020 to October 22, 2021. You should not take the historical index performance information as an indication of the future performance of the index.

Historical Performance of the BlackRock® Dynamic Factor Index (From January 1, 2020)

Underlying Asset Weightings

As of October 22, 2021, the following chart sets forth the weighting of each underlying asset and the hypothetical and historical average percentage weightings of the underlying assets, the highest percentage weightings of the underlying assets and the percentage of index business days with positive weightings for the underlying assets from January 1, 2016 to October 22, 2021. This data reflects the same historical information and hypothetical data as in the previous tables. You should not take the historical information or hypothetical data as an indication of the future performance of the index.

Underlying Asset	Weighting (as of October 22, 2021)*	Average Weighting*	Highest Weighting*	Percentage of Index Business Days When Underlying Asset is Included as an Index Underlying Asset*

iShares® MSCI USA Momentum Factor ETF	16.18%	9.2%	41.1%	95.5%
iShares® MSCI USA Quality Factor ETF	0.00%	9.2%	33.1%	78.4%
iShares® MSCI USA Size Factor ETF	9.46%	8.3%	46.4%	92.5%
iShares® MSCI USA Min Vol Factor ETF	3.25%	4.8%	24.7%	85.4%
iShares® MSCI USA Value Factor ETF	9.14%	4.9%	26.3%	67.4%
iShares® 1-3 Year Treasury Bond ETF	29.64%	6.7%	38.7%	27.6%
iShares® 7-10 Year Treasury Bond ETF	29.64%	23.4%	40.0%	100.0%
iShares® 20+ Year Treasury Bond ETF	0.00%	16.7%	40.0%	74.7%
Cash Constituent	2.69%	17.0%	85.5%	83.2%

*Current weighting information is updated from time to time by the index administrator at blackrock.com/us/individual/products/309029/blackrock-dynamic-factor-index. We are not incorporating by reference the website or any material it includes in this pricing supplement.

Index Performance versus Selected Benchmarks

The following chart and table provide a comparison between the index (using historical information and hypothetical data, as explained below) and certain classes of assets (in each case, represented by a benchmark equity ETF (the iShares® Core S&P 500 ETF (IVV)) and a benchmark fixed income ETF (the iShares® 7-10 Year Treasury Bond ETF (IEF)) from January 1, 2016 to October 22, 2021. Benchmark ETF data is based on the historical levels of the benchmark ETFs. The historical index information from October 31, 2019 (the index launch date) to October 22, 2021 reflects the actual performance of the index. (In the chart, this historical index information can be found to the right of the vertical solid line marker.) The hypothetical index data from January 1, 2016 to October 30, 2019 is based on the historical levels of the underlying assets, using the same methodology that is used to calculate the index. Please also note that the benchmark ETFs that are used to represent asset classes for purposes of the following table and chart may not be underlying assets for purposes of the index at any particular time (or at all) and in some cases differ from the underlying assets that are used to represent classes of assets with the same or similar titles for purposes of the index. You should not take the historical index information, hypothetical index data or historical benchmark ETF data as an indication of the future performance of the index.

Performance Since January 1, 2016

As of October 22, 2021	BlackRock® Dynamic Factor Index	iShares® Core S&P 500 ETF (IVV)	iShares® 7-10 Year Treasury Bond ETF (IEF)
Effective Performance (1 Month)	-0.83%	3.47%	-2.63%
Effective Performance (6 Month)	0.92%	10.62%	-0.21%
Annualized* Performance (since January 1, 2016)	5.51%	17.19%	3.00%
Annualized* Realized Volatility (since January 1, 2016)	5.04%	18.14%	5.52%
Return over Risk (since January 1, 2016)**	1.09	0.95	0.54
Maximum Peak-to-Trough Drawdown***	-7.09%	-33.90%	-8.82%

*	Calculated on a per annum percentage basis.
**	Calculated by dividing the annualized performance by the annualized realized volatility since January 1, 2016.
***	The largest percentage decline experienced in the relevant measure from a previously occurring maximum level.

Index Allocations Among Asset Classes

The following chart sets forth the daily allocation on each index business day among each asset class (equity, fixed income and cash constituent) from January 1, 2016 to October 22, 2021, using the historical index information and hypothetical index data described above. (In the chart, this historical information can be found to the right of the vertical solid line marker.) You should not take the historical information or hypothetical data as an indication of the future performance of the index.

100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
Jan-16
Apr-16
Jul-16
Oct-16
Jan-17
Apr-17
Jul-17
Oct-17
Jan-18
Apr-18
Jul-18
Oct-18
Jan-19
Apr-19
Jul-19
Oct-19
Jan-20
Apr-20
Jul-20
Oct-20
Jan-21
Apr-21
Jul-21
Oct-21
Equity ETF Basket
Fixed Income ETF Basket
Cash Constituent

Index Allocations Among Asset Classes (From January 1, 2020)

The following chart sets forth the daily allocation on each index business day among each asset class (equity, fixed income and cash constituent) from January 1, 2020 to October 22, 2021, using the historical index information described above. Markets have recently experienced extreme and unusual volatility. In the recent past, a very significant portion (up to 85.5%) of the index has been allocated to the cash constituent. You should not take the historical information as an indication of the future performance of the index.

100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
1-Jan-20
1-Feb-20
1-Mar-20
1-Apr-20
1-May-20
1-Jun-20
1-Jul-20
1-Aug-20
1-Sep-20
1-Oct-20
1-Nov-20
1-Dec-20
1-Jan-21
1-Feb-21
1-Mar-21
1-Apr-21
1-May-21
1-Jun-21
1-Jul-21
1-Aug-21
1-Sep-21
1-Oct-21
Equity ETF Basket
Fixed Income ETF Basket
Cash Constituent

Allocation of Equity ETF Basket

The following chart sets forth the daily allocation on each index business day within the equity ETF basket among the equity ETFs from January 1, 2016 to October 22, 2021, using the historical index information and hypothetical index data described above.  In the chart, historical index information can be found to the right of the vertical solid line marker. You should not take the historical information or hypothetical data as an indication of the future performance of the index.

100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
Jan-16
Apr-16
Jul-16
Oct-16
Jan-17
Apr-17
Jul-17
Oct-17
Jan-18
Apr-18
Jul-18
Oct-18
Jan-19
Apr-19
Jul-19
Oct-19
Jan-20
Apr-20
Jul-20
Oct-20
Jan-21
Apr-21
Jul-21
Oct-21
iShares® MSCI USA Momentum Factor ETF (MTUM)
iShares® MSCI USA Quality Factor ETF (QUAL)
iShares® MSCI USA Size Factor ETF (SIZE)
iShares® MSCI USA Min Vol Factor ETF (USMV)
iShares® MSCI USA Value Factor ETF (VLUE)

Allocation of Fixed Income ETF Basket

The following chart sets forth the daily allocation on each index business day within the fixed income ETF basket among the fixed income ETFs from January 1, 2016 to October 22, 2021, using the historical index information and hypothetical index data described above.  In the chart, historical index information can be found to the right of the vertical solid line marker. You should not take the historical information or hypothetical data as an indication of the future performance of the index.

100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
Jan-16
Apr-16
Jul-16
Oct-16
Jan-17
Apr-17
Jul-17
Oct-17
Jan-18
Apr-18
Jul-18
Oct-18
Jan-19
Apr-19
Jul-19
Oct-19
Jan-20
Apr-20
Jul-20
Oct-20
Jan-21
Apr-21
Jul-21
Oct-21
iShares® 1-3 Year Treasury Bond ETF (SHY)
iShares® 7-10 Year Treasury Bond ETF (IEF)
iShares® 20+ Year Treasury Bond ETF (TLT)

Examples of Index Return Calculations

The following examples are provided to illustrate how the return on the index is calculated on an index business day given the key assumptions specified below. The examples assume the specified index underlying assets specified below. The return of the index underlying assets will be calculated as the sum of the products, as calculated for each index underlying asset, of the return for each index underlying asset multiplied by its weighting, expressed as a percentage. The examples are based on a range of final levels for the specified index underlying assets that are entirely hypothetical; no one can predict which underlying assets will be chosen as index underlying assets on any day, the weightings of the index underlying assets or what the returns will be for any index underlying assets. The actual performance of the index on any index business day may bear little relation to the hypothetical examples shown below or to the historical index performance information and hypothetical performance data shown elsewhere in this pricing supplement. These examples should not be taken as an indication or prediction of future performance of the index and investment results. The numbers in the examples below have been rounded for ease for analysis.

Key Assumptions
Index underlying assets during hypothetical period and percentage weighting	MTUM 10% SIZE 5% QUAL 10% VLUE 5% USMV 10% SHY 5% IEF 5% TLT 0% Cash Constituent 50%
Notional interest rate	6% per annum
Neither an index market disruption event nor a non-index business day occurs.
No change in or affecting any of the index underlying assets, index stocks or the policies of the applicable investment advisor or the method by which the underlying indices are calculated.
No dividends are paid on any ETF.

Example 1: Each index underlying asset appreciates strongly. However, the positive ETF returns are moderated by substantial allocations to the cash constituent. The sum of the weighted returns of each index underlying asset is greater than the sum of the notional interest rate plus the accrued portion of the 0.65% per annum for the day. Due to substantial volatility in excess of the volatility cap, there is a 50% allocation to the cash constituent.

	Column A	Column B	Column C	Column D	Column E

Index Underlying Asset (Ticker)	Hypothetical Initial Level	Hypothetical Final Level	Return of Index Underlying Asset (Column B / Column A)-1	Weighting	Column C x Column D
MTUM	100.000	100.500	0.500%	10.000%	0.050%
SIZE	100.000	100.750	0.750%	5.000%	0.038%
QUAL	100.000	101.000	1.000%	10.000%	0.100%
VLUE	100.000	101.250	1.250%	5.000%	0.062%
USMV	100.000	101.290	1.290%	10.000%	0.129%
SHY	100.000	100.250	0.250%	5.000%	0.012%
IEF	100.000	100.250	0.250%	5.000%	0.012%
TLT	100.000	100.250	0.250%	0.000%	0.000%
Cash Constituent	100.000	100.017	0.017%	50.000%	0.008%

				Return of Index Underlying Assets:	0.412%
				Return of Notional Cash Investment in the Notional Interest Rate:	0.017%
				Accrued Portion of the 0.65% Per Annum:	0.002%
				Index Return:	0.394%

In this example, the index underlying assets all had positive returns. The return of the index underlying assets prior to adjustment for the notional interest rate and the accrued portion of the 0.65% per annum for the day equals 0.412% for the day and, once the notional interest rate for the day and accrued portion of the 0.65% per annum for the day are subtracted, the return of the index for the day equals 0.394%.

Example 2: Each index underlying asset appreciates moderately. However, the sum of the weighted returns of each index underlying asset is less than the sum of the notional interest rate plus the accrued portion of the 0.65% per annum for the day. Due to substantial volatility in excess of the volatility cap, there is a 50% allocation to the cash constituent.

	Column A	Column B	Column C	Column D	Column E

Index Underlying Asset (Ticker)	Hypothetical Initial Level	Hypothetical Final Level	Return of Index Underlying Asset (Column B / Column A)-1	Weighting	Column C x Column D
MTUM	100.000	100.010	0.500%	10.000%	0.001%
SIZE	100.000	100.010	0.750%	5.000%	0.000%
QUAL	100.000	101.010	1.000%	10.000%	0.001%
VLUE	100.000	101.010	1.250%	5.000%	0.000%
USMV	100.000	101.010	1.290%	10.000%	0.001%
SHY	100.000	100.010	0.200%	5.000%	0.000%
IEF	100.000	100.010	0.200%	5.000%	0.000%
TLT	100.000	100.010	0.200%	0.000%	0.000%
Cash Constituent	100.000	100.017	0.017%	50.000%	0.008%

				Return of Index Underlying Assets:	0.013%
				Return of Notional Cash Investment in the Notional Interest Rate:	0.017%
				Accrued Portion of the 0.65% Per Annum:	0.002%
				Index Return:	-0.005%

In this example, the index underlying assets all had modest positive returns. The return of the index underlying assets prior to adjustment for the notional interest rate and the accrued portion of the 0.65% per annum for the day equals 0.013% for the day but, once the notional interest rate for the day and accrued portion of the 0.65% per annum for the day are subtracted, the return of the index for the day equals -0.005%.

Example 3: Each index underlying asset declines significantly by varying degrees. The sum of the weighted returns of each index underlying asset is negative and is further reduced by the sum of the notional interest rate plus the accrued portion of the 0.65% per annum for the day. Due to substantial volatility in excess of the volatility cap, there is a 50% allocation to the cash constituent.

	Column A	Column B	Column C	Column D	Column E

Index Underlying Asset (Ticker)	Hypothetical Initial Level	Hypothetical Final Level	Return of Index Underlying Asset (Column B / Column A)-1	Weighting	Column C x Column D
MTUM	100.000	98.000	-2.000%	10.000%	-0.200%
SIZE	100.000	98.500	-1.500%	5.000%	-0.075%
QUAL	100.000	98.250	-1.750%	10.000%	-0.175%
VLUE	100.000	97.000	-3.000%	5.000%	-0.150%
USMV	100.000	99.000	-1.000%	10.000%	-0.100%
SHY	100.000	99.750	-0.250%	5.000%	-0.012%
IEF	100.000	99.500	-0.500%	5.000%	-0.025%
TLT	100.000	99.000	-1.000%	0.000%	0.000%
Cash Constituent	100.000	100.017	0.017%	50.000%	0.008%

				Return of Index Underlying Assets:	-0.729%
				Return of Notional Cash Investment in the Notional Interest Rate:	0.017%
				Accrued Portion of the 0.65% Per Annum:	0.002%
				Index Return:	-0.748%

In this example, the index underlying assets all had negative returns. The return of the index underlying assets prior to adjustment for the notional interest rate and the accrued portion of the 0.65% per annum for the day equals -0.729% for the day and, once the notional interest rate for the day and accrued portion of the 0.65% per annum for the day are subtracted, the return of the index for the day equals -0.748%.

Example 4: Each index underlying asset appreciates and depreciates by varying degrees. The sum of the weighted returns of each index underlying asset is moderately negative and is further reduced by the sum of the notional interest rate plus the accrued portion of the 0.65% per annum for the day. Due to substantial volatility in excess of the volatility cap, there is a 50% allocation to the cash constituent.

	Column A	Column B	Column C	Column D	Column E

Index Underlying Asset (Ticker)	Hypothetical Initial Level	Hypothetical Final Level	Return of Index Underlying Asset (Column B / Column A)-1	Weighting	Column C x Column D
MTUM	100.000	99.000	-1.000%	10.000%	-0.100%
SIZE	100.000	99.500	-0.500%	5.000%	-0.025%
QUAL	100.000	100.500	0.500%	10.000%	0.050%
VLUE	100.000	100.000	0.000%	5.000%	0.000%
USMV	100.000	99.000	-1.000%	10.000%	-0.100%
SHY	100.000	100.500	0.500%	5.000%	0.025%
IEF	100.000	101.000	1.000%	5.000%	0.050%
TLT	100.000	101.500	1.500%	0.000%	0.000%
Cash Constituent	100.000	100.017	0.017%	50.000%	0.008%

				Return of Index Underlying Assets:	-0.092%
				Return of Notional Cash Investment in the Notional Interest Rate:	0.017%
				Accrued Portion of the 0.65% Per Annum:	0.002%
				Index Return:	-0.110%

In this example, the index underlying assets had a mix of positive and negative returns. The return of the index underlying assets prior to adjustment for the notional interest rate and the accrued portion of the 0.65% per annum for the day equals -0.092% for the day and, once the notional interest rate for the day and accrued portion of the 0.65% per annum for the day are subtracted, the return of the index for the day equals -0.110%.

Example 5: Each index underlying asset appreciates and depreciates by varying degrees. The sum of the weighted returns of each index underlying asset is greater than the sum of the notional interest rate plus the accrued portion of the 0.65% per annum for the day. The volatility cap is never breached, and as a result there is no allocation to the cash constituent.

	Column A	Column B	Column C	Column D	Column E

Index Underlying Asset (Ticker)	Hypothetical Initial Level	Hypothetical Final Level	Return of Index Underlying Asset (Column B / Column A)-1	Weighting	Column C x Column D
MTUM	100.000	98.000	-2.000%	10.000%	-0.200%
SIZE	100.000	99.500	-0.500%	5.000%	-0.025%
QUAL	100.000	100.500	0.500%	10.000%	0.050%
VLUE	100.000	100.000	0.000%	5.000%	0.000%
USMV	100.000	99.000	-1.000%	10.000%	-0.100%
SHY	100.000	100.500	0.500%	0.000%	0.000%
IEF	100.000	101.000	1.000%	30.000%	0.300%
TLT	100.000	100.500	0.500%	30.000%	0.150%
Cash Constituent	100.000	100.017	0.017%	0.000%	0.000%

				Return of Index Underlying Assets:	0.175%
				Return of Notional Cash Investment in the Notional Interest Rate:	0.017%
				Accrued Portion of the 0.65% Per Annum:	0.002%
				Index Return:	0.157%

In this example, the index underlying assets had a mix of positive and negative returns. The return of the index underlying assets prior to adjustment for the notional interest rate and the accrued portion of the 0.65% per annum for the day equals 0.175% for the day and, once the notional interest rate for the day and accrued portion of the 0.65% per annum for the day are subtracted, the return of the index for the day equals 0.157%.

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin LLP, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. It applies to you only if you hold your notes as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

●	a dealer in securities or currencies;
●	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
●	a bank;
●	a regulated investment company;
●	a life insurance company;
●	a tax-exempt organization;
●	a partnership;
●	an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
●	a person that owns the notes as a hedge or that is hedged against interest rate risks;
●	a person that owns the notes as part of a straddle or conversion transaction for tax purposes; or
●	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of notes and you are:

●	a citizen or resident of the United States;
●	a domestic corporation;
●	an estate whose income is subject to U.S. federal income tax regardless of its source; or
●

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you and you should refer to “— Non-United States Holders” below.

Your notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes (the “comparable yield”) and then determining as of the issue date a payment schedule that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in income in respect of your notes, even though you will not receive any payments from us until maturity.

We have determined that the comparable yield for the notes is equal to       % per annum, compounded semi-annually with a projected payment at maturity of $              based on an investment of $1,000.

Based on this comparable yield, if you are an initial holder that holds a note until maturity and you pay your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary income, not taking into account any positive or negative adjustments you may be required to take into account based on the actual payments on the notes, from the note each year:

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 note)	Total Interest Deemed to Have Accrued from Original Issue Date (per $1,000 note) as of End of Accrual Period through December 31, 2021
January 1, 2022 through December 31, 2022
January 1, 2023 through December 31, 2023
January 1, 2024 through December 31, 2024
January 1, 2025 through December 31, 2025
January 1, 2026 through December 31, 2026
January 1, 2027 through

You are required to use the comparable yield and projected payment schedule that we compute in determining your interest accruals in respect of your notes, unless you timely disclose and justify on your U.S. federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your notes, and we make no representation regarding the amount of contingent payments with respect to your notes.

If you purchase your notes at a price other than their adjusted issue price determined for tax purposes, you must determine the extent to which the difference between the price you paid for your notes and their adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and reasonably allocate the difference accordingly. The adjusted issue price of your notes will equal your notes’ original issue price plus any interest deemed to be accrued on your notes (under the rules governing contingent payment debt instruments) as of the time you purchase your notes. The original issue price of your notes will be the first price at which a substantial amount of the notes is sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. Therefore, you may be required to make the adjustments described above even if you purchase your notes in the initial offering if you purchase your notes at a price other than the issue price.

If the adjusted issue price of your notes is greater than the price you paid for your notes, you must make positive adjustments increasing (i) the amount of interest that you would otherwise accrue and include in income each year, and (ii) the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon maturity by the amounts allocated under the previous paragraph to each of interest and the projected payment schedule; if the adjusted issue price of your notes is less than the price you paid for your notes, you must make negative adjustments, decreasing (i) the amount of interest that you must include in income each year, and (ii) the amount of ordinary income (or increasing the amount of ordinary loss) recognized upon maturity by the amounts allocated under the previous paragraph to each of interest and the projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

You will recognize gain or loss upon the sale, exchange or maturity of your notes in an amount equal to the difference, if any, between the cash amount you receive at such time and your adjusted basis in your notes. In general, your adjusted basis in your notes will equal the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes (in accordance with the comparable yield and the projected payment schedule for your notes), and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase your notes at a price other than the adjusted issue price determined for tax purposes.

Any gain you recognize upon the sale, exchange or maturity of your notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

Non-United States Holders

If you are a non-United States holder, please see the discussion under “United States Taxation — Taxation of Debt Securities — Non-United States Holders” in the accompanying prospectus for a description of the tax consequences relevant to you. You are a non-United States holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

●	a nonresident alien individual;
●	a foreign corporation; or
●	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

The Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of amounts you receive upon the sale, exchange or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on any ETFs included in the index during the term of the notes. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2023, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules

Supplemental plan of distribution; conflicts of interest

See “Supplemental Plan of Distribution” in the accompanying index supplement and “Plan of Distribution — Conflicts of Interest” on page 125 of the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $    .

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to certain securities dealers at such price less a concession not in excess of       % of the face amount. The original issue price for notes purchased by certain retirement accounts and certain fee-based advisory accounts will be       % of the face amount of the notes, which will reduce the underwriting discount specified on the cover of this pricing supplement with respect to such notes to       %. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder. We have been advised that GS&Co. will also pay a fee in connection with the distribution of the notes to SIMON Markets LLC, a broker-dealer affiliated with GS Finance Corp.

We expect to deliver the notes against payment therefor in New York, New York on November 29, 2021. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

The notes will not be listed on any securities exchange or interdealer quotation system.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying index supplement addendum, the accompanying index supplement, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying index supplement addendum, the accompanying index supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying index supplement addendum, the accompanying index supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

TABLE OF CONTENTS
Pricing Supplement

Terms and Conditions	PS-4
Default Amount on Acceleration	PS-7
Hypothetical Examples	PS-8
Additional Risk Factors Specific to Your Notes	PS-11
The Index	PS-23
Supplemental Discussion of U.S. Federal Income Tax Consequences	PS-56
Supplemental Plan of Distribution; Conflicts of Interest	PS-59

October 2021 BlackRock® Dynamic Factor Index Supplement Addendum dated October 22, 2021
BlackRock® Dynamic Factor Index	S-1
Index Performance versus Selected Benchmarks	S-1
Underlying Asset Weightings	S-2
Underlying Assets	S-2
Selected Risk Factors	S-3
About This Index Supplement Addendum	S-4

BlackRock® Dynamic Factor Index Supplement No. 21 dated October 22, 2021
Summary Overview of the Index	S-3
Additional Risk Factors Specific to the ETFs	S-9
The Underlying Assets	S-14
Use of Proceeds	S-54
Hedging	S-54
Employee Retirement Income Security Act	S-55
Supplemental Plan of Distribution	S-56
Conflicts of Interest	S-58

Prospectus Supplement dated March 22, 2021
Use of Proceeds	S-2
Description of Notes We May Offer	S-3
Considerations Relating to Indexed Notes	S-11
United States Taxation	S-14
Employee Retirement Income Security Act	S-15
Supplemental Plan of Distribution	S-16
Validity of the Notes and Guarantees	S-18
Prospectus dated March 22, 2021
Available Information	2
Prospectus Summary	4
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements	8
Use of Proceeds	13
Description of Debt Securities We May Offer	14
Description of Warrants We May Offer	70
Description of Units We May Offer	88
GS Finance Corp.	93
Legal Ownership and Book-Entry Issuance	95
Considerations Relating to Indexed Securities	104
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	105
United States Taxation	108
Plan of Distribution	126
Conflicts of Interest	129
Employee Retirement Income Security Act	130
Validity of the Securities and Guarantees	131
Independent Registered Public Accounting Firm	132
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	132

$

GS Finance Corp.

BlackRock® Dynamic Factor Index-Linked Notes due

guaranteed by

The Goldman Sachs Group, Inc.